SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
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AROTECH CORPORATION
(Exact Name of Registrant as Specified in Charter)
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Arotech Corporation
1229 Oak Valley Drive Ann Arbor, Michigan 48108 Tel: (800) 281-0356 Fax: (734) 761-5368 http://www.arotech.com Nasdaq: ARTX

March 27, 2017
Dear Stockholder:
It is our pleasure to invite you to the 2017 Annual Meeting of Stockholders of Arotech Corporation, a Delaware corporation, to be held at PETCO Park Tower Loft, Suite 3, 100 Park Boulevard, San Diego, California 92101 at 8:00 a.m. local time on Monday, May 8, 2017, and thereafter as it may be postponed or adjourned from time to time, for the following purposes:
1.
To reduce the size of the Board of Directors to five directors and to elect one Class II director for a three-year term ending in 2020 and continuing until his successor is duly elected and qualified (beginning on page 2);

2.	To consider and act upon a proposal to ratify the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending December 31, 2017 (beginning on page 6);
3.	To consider and act upon a proposal to approve and adopt the 2017 Non-Employee Director Equity Compensation Plan (beginning on page 7); and
4.	To act upon all other business that may properly come before the meeting or any postponements or adjournments thereof.
Your management team expects to provide you with further information during the course of the solicitation and at the meeting. At the meeting, we also will review our progress during the past year and answer your questions.
As per our usual practice, we are again pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe this e-proxy process expedites stockholders’ receipt of proxy materials, while lowering the costs and reducing the environmental impact of our annual meeting.
On March 27, 2017, we mailed to our beneficial stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report and how to vote online. This Notice contains instructions on how you can receive a paper copy of the Proxy Statement, Proxy Card and Annual Report. If you do decide that you want a paper copy of these proxy materials, we urge you to simply print a copy from off the Internet (available at http://www.proxyvote.com) rather than having your company incur the additional costs of printing and mailing.
The rules of the New York Stock Exchange (and applicable to our exchange, the Nasdaq Stock Market) provide that if your shares are held by a bank or broker, the bank or broker cannot vote your shares in connection with the election of our directors unless you provide voting instructions to the bank or broker. If you do not instruct your bank or broker how to vote, no votes will be cast on your behalf in the election of our directors at the Annual Meeting. Given this, whether or not you plan to attend and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are accordingly urged to carefully review the proxy materials available to you on the Internet and to vote electronically through the Internet or by telephone, all in accordance with the procedures set forth in the Notice of Internet Availability of Proxy Materials, in order to ensure your representation and the presence of a quorum at the annual meeting. If you submit your proxy and then decide to attend the annual meeting to vote your shares in person, you may still do so if you hold your shares in your own name. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.
Sincerely,

Yaakov Har-Oz
Secretary of the Board of Directors

QUESTIONS AND ANSWERS
Although we encourage you to read the proxy statement in its entirety, we include these Questions and Answers to provide background information and brief answers to several questions that you may have about the Annual Meeting.
Q.	What is the purpose of the Annual Meeting?
A.	At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting, including the following proposals:
1.
To reduce the size of the Board of Directors to five directors and to elect one Class II director for a three-year term ending in 2020 and continuing until his successor is duly elected and qualified (beginning on page );

2.	To consider and act upon a proposal to ratify the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending December 31, 2017 (beginning on page );
3.	To consider and act upon a proposal to approve and adopt the 2017 Non-Employee Director Equity Compensation Plan (beginning on page );
4.	To act upon all other business that may properly come before the meeting or any postponements or adjournments thereof.
We hope that our rotating meeting locations among different geographic areas (from New York two years ago to Ann Arbor last year to San Diego this year) will provide opportunities for more of our stockholders to attend our annual meetings and to meet and interact with our Board and our senior management.
Q.	Why have I received a Notice of Internet Availability of Proxy Materials?
A.
We are distributing our proxy materials primarily over the Internet. We believe that this method of distribution encourages more stockholders to vote their proxies and reduces the cost and environmental impact of mass distribution of paper proxy materials. You will not receive a printed copy of our proxy materials unless you specifically request one. If you wish to receive a paper or e‑mail copy of the proxy materials, you may do so in accordance with the procedures set forth in the Notice of Internet Availability of Proxy Materials. However, if you do decide that you want a paper copy of these proxy materials, we urge you to simply print a copy from off the Internet rather than having your company incur the additional costs of printing and mailing.

Q.	Why is Arotech seeking stockholder approval for the first proposal?
A.
Our by-laws provide for a Board of three or more directors. The number of directors is currently seven. Our Board is composed of three classes of similar size. The members of each class are elected in different years, so that only about one-third of the Board is elected in any single year. In an effort to reduce costs, we have determined to reduce the size of the Board to five directors. Accordingly, this year we are putting forward only one nominee for election, Lawrence F. Hagenbuch.

Under Delaware law, directors of a corporation are elected by the stockholders, so we are presenting the Board of Directors’ slate of directors for election by the stockholders.
Q.	Why is Arotech seeking stockholder approval for the second proposal?
A.
Although stockholder ratification of the selection of BDO USA, LLP as our independent auditors is not required by our by-laws or otherwise, we are submitting the selection of BDO USA, LLP to our stockholders for ratification as a matter of good corporate practice.

Q&A-1

Q.	Why is Arotech seeking stockholder approval for the third proposal?
A.
We believe that stock-based awards are a key component to our ability to retain and attract high quality directors to manage our business and affairs. Since the plan we had in place for our non-employee directors is expiring, we are submitting this proposal for the adoption of a new plan, which will enable awards of restricted stock. The level of awards in the new plan is unchanged from that of our current plan.

Q.	What shares can I vote?
A.
All shares of our common stock owned by you as of the close of business on the record date, March 16, 2017, may be voted by you. These shares include (i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of common stock owned by you entitles you to cast one vote on each matter to be voted upon.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A.
Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.
Beneficial Owner
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker as to how to vote and are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. If you do not vote your shares over the Internet or otherwise provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each proposal?” below.
Q.	How can I vote my shares in person at the Annual Meeting?
A.
Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you wish to vote your shares at the Annual Meeting, please bring the Notice of Internet Availability of Proxy Materials that you received, as well as proof of identification.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held beneficially in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares.
Q&A-2

Q.	What vote is required to approve each proposal?
A.	Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business.
With respect to the first proposal (election of directors), directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Since there is only one nominee for Class II director, the nominee will be elected as a Class II director if he receives at least one “FOR” vote. Abstentions and “broker non-votes” (see below) will not affect the outcome of the vote on this proposal.
With respect to the second proposal (ratification of the selection of BDO USA, LLP as our independent auditors), the affirmative vote of a majority of the total votes cast at the Annual Meeting on this proposal, in person or by proxy, is required to approve this proposal. Abstentions will have the same practical effect as a negative vote on this proposal, since they are considered votes cast. There should be no “broker non-votes” (see below), since we believe this proposal is a “routine” matter on which brokers are permitted to vote uninstructed proxies.
With respect to the third proposal (adoption of a new outside director equity compensation plan), the affirmative vote of a majority of the total votes cast at the Annual Meeting on this proposal, in person or by proxy, is required to approve this proposal. Abstentions will have the same practical effect as a negative vote on this proposal, since they are considered votes cast, and “broker non-votes” (see below) will not affect the outcome of the vote on this proposal.
Q.	What are “broker non-votes”?
A.
Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, under most circumstances the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the selection of auditors. Nominees cannot vote on non-routine matters, including voting for the election of directors and voting on any matter relating to executive compensation, unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” The effect of broker non-votes on both of the proposals that will be considered at the Annual Meeting is described above and in our proxy statement.

We believe that the proposal for the ratification of the selection of BDO USA, LLP as our independent auditors is considered to be a “routine” matter, and as a result we do not expect that there will be any broker non-votes on this proposal. We believe that the remaining proposals (election of directors and adoption of a new outside director equity compensation plan) are not “routine” matters, and as a result there may be a significant number of broker non-votes on these proposals.
Q.	Where can I find the voting results of the meeting?
A.	We will announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K to be filed by us with the SEC by Friday, May 12, 2017, by 5:30 p.m. e.d.t.
Q.	Who will count the votes?
A.	An individual affiliated with American Stock Transfer and Trust Company, our stock transfer agent
Q.	Who will bear the costs of this solicitation?
A.
Our Board of Directors is making this solicitation, and we will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials over the Internet, however, you are responsible for Internet access charges you may incur. The solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q&A-3

Q.	What should I do now?
A.
You should read this proxy statement carefully and promptly submit your proxy card or vote by telephone or the Internet as provided on the proxy card to ensure that your vote is counted at the Annual Meeting.

Q.	How do I vote if I hold shares directly?
A.
If you own your shares directly, you may vote your shares by attending the Annual Meeting in person and completing a ballot or returning your validly executed proxy card at the meeting. The Annual Meeting will begin promptly at 8:00 a.m. local time on Monday, May 8, 2017 at PETCO Park Tower Loft, Suite 3, 100 Park Boulevard, San Diego, California 92101. Attendance at the Annual Meeting will not, by itself, result in the revocation of a previously submitted proxy. Even if you are planning to attend the Annual Meeting, we encourage you to submit your proxy in advance to ensure the representation of your shares at the Annual Meeting.

If you do not want to attend the Annual Meeting and you hold your shares directly, you may vote by granting a proxy. To grant a proxy, vote over the Internet or by telephone as instructed in the Notice of Availability of Proxy Materials, or mail a signed proxy card, as soon as possible so that your shares may be represented at the Annual Meeting.
Votes over the Internet or by telephone must be received by 11:59 p.m. e.d.t. on May 7, 2017 in order to be counted.
Q.	How do I vote if I hold shares in street name?
A.
If you do not want to attend the Annual Meeting and you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in “street name”), you must provide your broker with directions on how to vote your shares. Your broker will provide you with instructions regarding how to direct your broker to vote your shares. It is important to follow these instructions carefully to ensure your shares are represented at the Annual Meeting. If you do not provide directions to your broker, your shares will not be voted at the Annual Meeting.

If you want to attend the Annual Meeting and you hold your shares in street name, you must obtain a signed proxy card from your broker, bank or other nominee acting as record holder that gives you the right to vote the shares. Your broker will provide you with instructions regarding how to obtain a signed proxy card from the bank or other nominee acting as record holder in order to enable you to vote your shares in person at the Annual Meeting.
Q.	What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
A.	It means your shares are registered in different ways or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.
Q.	How can I change my vote after I have mailed my proxy card?
A.
If you are a holder of record, you may generally change your vote by delivering a later-dated proxy or written notice of revocation to our Corporate Secretary before the Annual Meeting, or by attending the Annual Meeting and voting in person. If your shares are held in “street name” by your broker, you must follow the instructions received from your broker regarding how to change your vote.

Q&A-4

1229 Oak Valley Drive
Ann Arbor, Michigan 48108

ANNUAL MEETING OF THE STOCKHOLDERS
OF AROTECH CORPORATION
 TO BE HELD ON MAY 8, 2017

PROXY STATEMENT

The accompanying proxy is solicited by and on behalf of the Board of Directors of Arotech Corporation, for use at our Annual Meeting of Stockholders and any postponements and adjournments thereof. The meeting is to be held at PETCO Park Tower Loft, Suite 3, 100 Park Boulevard, San Diego, California 92101, on Monday, May 8, 2017 at 8:00 a.m. local time, and thereafter as the meeting may be postponed or adjourned from time to time, for the purposes described in the accompanying Notice of Annual Meeting of Stockholders.
Stockholders of record at the close of business on March 16, 2017 will be entitled to vote at the annual meeting. As of March 16, 2017, there were 26,409,932 shares of our common stock outstanding held of record by 136 record stockholders. Each holder of common stock is entitled to one vote per share on each matter that comes before the annual meeting.
This proxy statement and the enclosed form of proxy will be available on the Internet to you commencing on or about March 27, 2017. We are also providing Internet access to our annual report for the fiscal year ended December 31, 2016 to our stockholders along with this proxy statement.
Voting Procedures and Vote Required
Proxies that are properly marked, dated, and signed, or submitted electronically via the Internet or by telephone by following the instructions on the proxy card, and not revoked will be voted at the annual meeting in accordance with any indicated directions. If no direction is indicated, proxies will be voted FOR electing the nominee for director set forth below; FOR ratification of the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending December 31, 2017; FOR adoption of a new outside director equity compensation plan; and IN THE DISCRETION OF THE HOLDERS OF THE PROXIES with respect to any other business that properly comes before the annual meeting and all matters relating to the conduct of the annual meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will not be considered as voting with respect to that matter. We believe that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general requirements of Delaware law concerning voting of shares and determination of a quorum.
You may revoke your proxy at any time before it is voted by delivering to the Secretary of our company a written revocation or a duly executed proxy bearing a later date than the date of the proxy being revoked (including a proxy voted over the Internet or by telephone). Any record stockholder attending the annual meeting in person may revoke his or her proxy and vote his or her shares at the annual meeting.

Votes cast by proxy or in person at the annual meeting will be tabulated by the Inspector of Elections, with the assistance of our transfer agent. The Inspector of Elections will also determine whether or not a quorum is present at the annual meeting. The presence of a quorum is required to transact the business proposed to be transacted at the annual meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of our common stock entitled to vote will constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes (as defined below) will be counted for purposes of determining the presence or absence of a quorum.
With respect to the first proposal (election of directors), directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Since there is only one nominee for Class II director, the nominee will be elected as a Class II director if he receives at least one “FOR” vote. Abstentions and “broker non-votes” (see below) will not affect the outcome of the vote on this proposal.
With respect to the ratification of the selection of BDO USA, LLP as our independent auditors, the affirmative vote of a majority of the total votes cast at the Annual Meeting on this proposal, in person or by proxy, is required to approve this proposal. Abstentions will have the same practical effect as a negative vote on this proposal, since they are considered votes cast. There should be no “broker non-votes” (see below), since we believe this proposal is a “routine” matter on which brokers are permitted to vote uninstructed proxies.
With respect to the adoption of a new outside director equity compensation plan, the affirmative vote of a majority of the total votes cast at the Annual Meeting on this proposal, in person or by proxy, is required to approve this proposal. Abstentions will have the same practical effect as a negative vote on this proposal, since they are considered votes cast, and “broker non-votes” (see below) will not affect the outcome of the vote on this proposal.
Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, under most circumstances the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the selection of auditors. Nominees cannot vote on non-routine matters, including voting for the election of directors and voting on any matter relating to executive compensation, unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” The effect of broker non-votes on the proposals that will be considered at the Annual Meeting is described above and elsewhere in this proxy statement.
We are not aware of any matters other than those described in this proxy statement that will be acted upon at the annual meeting. In the event that any other matters do come before the annual meeting for a stockholder vote, the persons named as proxies in the form of proxy being delivered to you along with this proxy statement will vote in accordance with their best judgment on those matters.
At least ten days before the annual meeting, we will make a complete list of the stockholders entitled to vote at the meeting open to the examination of any stockholder for any purpose germane to the annual meeting. The list will be open for inspection during ordinary business hours at our principal executive offices, which are located at 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, and will also be made available to stockholders present at the annual meeting.
PROPOSAL NUMBER 1
ELECTION OF DIRECTORS
Our certificate of incorporation and by-laws provide for a Board of three or more directors, composed of three classes of similar size. The size of our Board is currently set at seven directors. The members of each class are elected in different years, so that only about one-third of the Board is elected in any single year. As indicated below, we currently have two directors in Class I (with a term of office expiring in 2018), three directors in Class II (with a term of office expiring this year), and two directors in Class III (with a term of office expiring in 2019).

Messrs. Michael E. Marrus and Jon B. Kutler are designated Class I directors and have been elected or appointed for a term expiring in 2018 and until their successors are elected and qualified; Messrs. Richard I. Rudy and Lawrence F. Hagenbuch and Ms. Carol J. Battershell are designated Class II directors and have been elected or appointed for a term expiring in 2017 and until their successors are elected and qualified; and Mr. Kenneth W. Cappell and Rear Admiral James J. Quinn, USN (Ret.) are designated Class III directors and have been elected for a term expiring in 2019 and until their successors are elected and qualified.
In an effort to reduce costs, our Board has voted to contract the size of our Board to five members, and two of our directors whose terms expire this year, Richard I. Rudy and Carol Battershell, have volunteered not to stand for re-election Accordingly, Mr. Hagenbuch is the sole nominee for Class II director, with a term expiring in 2020 and until his successor is duly elected and qualified.
Unless instructions are given to the contrary, each of the persons named as proxies will vote the shares to which each proxy relates FOR the election of Mr. Hagenbuch, for a term of three years expiring at the annual meeting of stockholders to be held in 2020, and until his successor is duly elected and qualified or until his earlier death, removal or resignation. Mr. Hagenbuch is anticipated to be available for election and able to serve. However, if he should become unavailable, the proxy will be voted for a substitute nominee designated by the Board. Since there is only one nominee for Class II director, Mr. Hagenbuch will be elected as a Class II director if he receives at least one “FOR” vote.
The following table contains information concerning the nominee for director and the other incumbent directors, including retiring directors:
Name	Age	Position with Arotech	Class	Director Since
Jon B. Kutler(1)	60	Chairman of the Board and Director	I	February 2016
Michael E. Marrus(1)(3)	53	Director	I	October 2007
Lawrence F. Hagenbuch(1)(3)(4)	50	Director	II	March 2016
Richard I. Rudy(2)(3)	58	Director (not standing for re-election)	II	August 2014
Carol J. Battershell(2)(4)	55	Director (not standing for re-election)	II	February 2016
Kenneth W. Cappell(2)	64	Director	III	May 2015
Adm. James J. Quinn (Ret.)(4)	64	Director	III	May 2016

(1)	Member of the Executive and Finance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating Committee.
Nominee for Election as Class II Directors
Lawrence F. Hagenbuch has been one of our directors since March 2016. Mr. Hagenbuch is currently the Chief Operating Officer and Chief Financial Officer for J. Hilburn, Inc., a custom clothier for men. Mr. Hagenbuch has been with J. Hilburn since May 2010. Mr. Hagenbuch served on the board of directors of Remy International (Nasdaq: REMY) from November 2008 until that company’s sale in November 2015, where he served on the audit and compensation committees. Mr. Hagenbuch has served in senior management positions for SunTx Capital Partners, Alix Partners, GE / GE Capital, and American National Can Group, Inc. Mr. Hagenbuch began his professional career in the United States Navy. Mr. Hagenbuch has extensive experience in supply chain, operational and profitability improvements, and through his background as a consultant and in senior management roles at various companies, he brings considerable experience in implementing lean manufacturing discipline and in creating innovative business and marketing strategies. Mr. Hagenbuch earned a B.S. in Mechanical and Materials Engineering from Vanderbilt University and an MBA from the Wharton School of the University of Pennsylvania.
Mr. Hagenbuch has extensive experience in supply chain, operational and profitability improvements, and through his background as a consultant and in senior management roles at various companies, he brings considerable experience in implementing lean manufacturing discipline and in creating innovative business and marketing strategies. We believe that Mr. Hagenbuch’s background and experience make him appropriate to serve as one of our directors in light of our business and structure.

Class I Directors
Michael E. Marrus has been one of our directors since October 2007. Since September 2015, Mr. Marrus has been the managing director of The Special Equities Group, a Division of Chardan Capital Markets, LLC. Before that, Mr. Marrus was a Senior Managing Director at Dominick and Dominick, a wealth management and investment services firm, and a Managing Director of Merriman Capital, Inc., a financial services firm focused on growth companies. From 1998 to 2009, he was a Managing Director of C.E. Unterberg, Towbin & Co., an investment banking firm that was acquired by Collins Stewart plc. Prior to joining Unterberg, Towbin, Mr. Marrus was a Principal and founding member of Fieldstone Private Capital Group, an investment banking firm specializing in corporate, project and structured finance. Previously, he was employed at Bankers Trust Company, initially in the Private Equity and Merchant Banking Groups and subsequently in BT Securities, the securities affiliate of Bankers Trust. Mr. Marrus has an A.B. from Brown University and an MBA from the Graduate School of Business, University of Chicago.
Mr. Marrus has been involved in mergers and acquisitions as an investment banker and has experience in company valuation in a wide range of industries, a critical skill set for us. We believe that Mr. Marrus’s background and experience make him appropriate to serve as one of our directors in light of our business and structure.
Jon B. Kutler has been one of our directors since February 2016 and our Chairman of the Board since May 2016. Mr. Kutler is currently chairman and CEO of Admiralty Partners, Inc. (“API”), a private equity investment firm, a position he has held for more than the past five years. After service in the U.S. Navy and nearly a decade on Wall Street, Mr. Kutler founded Quarterdeck Investment Partners, an international investment bank focused on the global aerospace and defense markets. He sold Quarterdeck to Jefferies & Company in 2002 to focus on private equity investments under API. He is a Trustee of the California Institute of Technology, where he serves as chairman of the Jet Propulsion Laboratory and as a member of the Technology Transfer Committee. From January 2011 until its sale in February 2016, Mr. Kutler served on the Board of Directors of TeleCommunication Systems, Inc. (Nasdaq: TSYS). Mr. Kutler is a graduate of the United States Naval Academy and holds a Bachelor of Science degree in Naval Architecture. He received his Masters of Business Administration from Harvard University.
Mr. Kutler is a recognized investor, investment banker and expert in the aerospace and defense industries. He has been profiled in BusinessWeek, The New York Times, Fortune, Institutional Investor, The Los Angeles Times, Defense News, and Aviation Week & Space Technology, which have also featured his articles on consolidation, restructuring, and industry trends. He has also been a frequent commentator regarding industry issues on CNN, CNBC and Bloomberg Television. He has testified before Congressional committees, served as Chairman of the White House Small Business Task Force on Defense Conversion, and as a member of an advisory panel established by the Congressional Office of Technology Assessment to evaluate the status of the space launch vehicle industry. We believe that Mr. Kutler’s background and experience make him appropriate to serve as one of our directors in light of our business and structure.
Class III Directors
Kenneth W. Cappell has been one of our directors since May 2015. Mr. Cappell has been an Adjunct Professor of Accounting at Baruch College since August 2015. Mr. Cappell held a similar role at Yeshiva University from August 2014 until his appointment at Baruch College. From 1987 until 2014, Mr. Cappell was a partner of PwC and its predecessor firms, first as an audit partner (through 2000), then as a regional leader of internal audit services (through 2010), and finally as a managing partner of strategic development for PwC’s Risk Assurance practice (through his retirement in 2014). Mr. Cappell has worked with public companies in a variety of industries, including consumer and industrial products, financial services and entertainment. He has advised public company audit committees on diverse topics and has served as the de facto internal audit director at several companies. Mr. Cappell is a member of AICPA and the New York State Society of CPAs. He has served as a guest lecturer at the New York University Stern School of Business and Baruch College. Mr. Cappell has a B.A. in Economics from Yeshiva University and an MBA in Finance from NYU Stern.

Mr. Cappell brings many years of experience as a partner at PwC with extensive financial accounting knowledge that is critical to our board of directors. Mr. Cappell’s experience with accounting principles, financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large public companies from an independent auditor’s perspective, coupled with his knowledge of internal audit, risks and controls, makes him an invaluable asset to our board of directors. We believe that Mr. Cappell’s background and experience make him appropriate to serve as one of our directors in light of our business and structure.
Rear Admiral James J. Quinn, USN (Ret.) has been one of our directors since May 2016. Adm. Quinn left the United States Navy in October 2003 after a 30-year career that included tours of duty as Director of Operations, Plans, Policy and Training with the Atlantic Fleet, a total of five commands (including command of a carrier group and of a nuclear-powered aircraft carrier), Senior Military Assistant to the Secretary of Defense, Commander of Naval Space Command, and the Naval Aide to two U.S. Presidents. After leaving the Navy, Adm. Quinn began a ten-year business career with Northrop Grumman Aerospace Systems, a division of Northrop Grumman Corporation (“NGC”) (NYSE: NOC), where he served as Director of Navy-Marine Corps Programs & Corporate Lead Executive for the NGC Integrated Systems Sector from 2003 to 2004, Vice President of Business Development for the Military Space Systems Division of NGC from 2004 to 2009, Vice President of Business Development for the Strike & Surveillance Systems Division of NGC from 2009 to 2011, and Vice President of Business Development for the Unmanned Systems Division of NGC from 2012 until his retirement from NGC in 2013. Adm. Quinn holds a B.S. in Mathematics from the United States Naval Academy, and is a graduate of the Navy Nuclear Power Program. He received his wings and was designated a Naval Flight Officer at Naval Air Station Pensacola in 1975. Adm. Quinn is the recipient of the Defense Superior Service Medal, five Legions of Merit, two Bronze Stars, two Meritorious Service Medals, four Air Medals (two Individual with Combat “V”/2 Strike-Flight) and four Navy Commendation Medals (two with Combat “V”).
Adm. Quinn’s extraordinary record of service and experience, both military and business, give him experience that we believe to be an invaluable addition to our Board. Adm. Quinn’s experience in both the military and civilian side of the defense sector is highly relevant to our business. We believe that Adm. Quinn’s background and experience make him appropriate to serve as one of our directors in light of our business and structure.
Retiring Directors
Richard I. Rudy has been one of our directors since August 2014. Since January of 2012, Mr. Rudy has been a founder and partner of Advanced Energy Capital, LLC, a private investment management concern with a focus on energy-related investments. Prior to that, beginning in 1997, Mr. Rudy was a principal of Stillwater; before that, he was Chief Financial Officer and general counsel of the Conway Stores, a New York-based chain of discount apparel stores. Mr. Rudy received a B.S. (summa cum laude) in accounting from Brooklyn College and a J.D. from New York University School of Law.
Carol J. Battershell has been one of our directors since February 2016. Ms. Battershell currently serves as the Acting Director for the Office of Energy Policy and Systems Analysis (EPSA), whose role is to deliver unbiased energy analysis to the Department of Energy’s (DOE) leadership on existing and prospective energy-related policies. Ms. Battershell joined the DOE in 2008 in Energy Efficiency and Renewable Energy. She served first as a Senior Advisor with a focus on technology commercialization and then as Executive Director of Field Operations from 2010 to 2013, when she then moved to her current position with the EPSA. Ms. Battershell holds a B.S. in engineering from Purdue University in West Lafayette, Indiana, and an MBA from Case Western Reserve University in Cleveland, Ohio.

Board Recommendation
Our Board of Directors has determined that it is in the best interests of Arotech and its stockholders to elect the nominee listed above. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” election of the Class II nominee described above.
Vote Required
Directors will be elected by a plurality of the votes cast by the holders of our common stock voting in person or by proxy at the annual meeting. Since there is only one nominee for Class II director, the nominee will be elected as a Class II director if he receives at least one “FOR” vote. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
The Board of Directors Recommends a Vote FOR Election of
 the Class II Nominee Described Above
PROPOSAL NUMBER 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
BDO USA, LLP (“BDO”), independent certified public accountants, have served as our independent auditors since June 2006. The Audit Committee has selected BDO as our independent auditors for the fiscal year ending December 31, 2017 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.
BDO served as our independent auditors during the fiscal years ended December 31, 2016 and 2015. BDO’s reports on the financial statements for the years ended December 31, 2016 and 2015 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, auditing scope or accounting principles.
Stockholder ratification of the selection of BDO as our independent auditors is not required by our by-laws or otherwise. However, we are submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain BDO. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it is determined that such a change would be in the best interests of Arotech and its stockholders.
Board Recommendation
Our Board of Directors has determined that it is in the best interests of Arotech and its stockholders to ratify the appointment of BDO as our independent auditors. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” the proposal.
Vote Required
The affirmative vote of a majority of the total votes cast at the Annual Meeting on this proposal, in person or by proxy, is required to approve this proposal. Abstentions will have the same practical effect as a negative vote on this proposal, since they are considered votes cast. There should be no broker non-votes, since we believe this proposal is a routine matter on which brokers are permitted to vote uninstructed proxies.
The Board of Directors Recommends a Vote FOR Ratification of
 BDO USA, LLP as our Independent Auditors.

PROPOSAL NUMBER 3
APPROVAL OF THE 2017 NON-EMPLOYEE
 DIRECTOR EQUITY COMPENSATION PLAN
Background of Proposal
On March 15, 2017, the Board of Directors adopted the 2017 Non-Employee Director Equity Compensation Plan (the “2017 Plan”), subject to the approval of the stockholders of Arotech.
We believe that stock-based awards are a key component to our ability to retain and attract high quality directors to manage our business and affairs. The 2017 Plan is intended to advance our interests by enhancing our ability to attract and retain directors who are in a position to make significant contributions to our success and to reward such directors for such contributions through ownership of shares of our common stock.
Description of the 2017 Non-Employee Director Equity Compensation Plan
The following description of the principal terms of the 2017 Plan is a summary and is qualified in its entirety by the full text of the plan, which is attached to this Proxy Statement as Annex A hereto. The terms of the 2017 Plan are substantially identical to those of our expiring 2007 Non-Employee Director Equity Compensation Plan.
Administration. The 2017 Plan is administered by the Compensation Committee. The Committee’s responsibilities in respect of this plan include adopting, amending and rescinding rules and regulations for the administration of the 2017 Plan, interpreting the 2017 Plan, deciding any questions and settling all controversies and disputes that may arise in connection with the 2017 Plan. Subject to the limitations of the 2017 Plan and applicable securities laws, the Committee may waive compliance by a non-employee director with any obligation to be performed by him under a grant of restricted stock and waive any condition or provision of a grant of restricted stock. Because the 2017 Plan is a “formula” plan under the Securities Exchange Act of 1934, non-employee directors may be members of the committee administering the 2017 Plan. Accordingly, shares of restricted stock granted to non-employee directors are granted solely under the 2017 Plan and not under our regular stock award plans. Each director who is not an employee of Arotech or any of its subsidiaries will be eligible to receive restricted stock under the 2017 Plan.
Term of 2017 Plan. The 2017 Plan was approved by the Board on March 15, 2017. No restricted stock may be awarded under the 2017 Plan after March 15, 2027, but the 2017 Plan shall continue thereafter while previously awarded restricted stock remains subject to the 2017 Plan.
Shares Subject to 2017 Plan. Subject to adjustments set forth in the 2017 Plan, the aggregate number of shares of common stock available for issuance in connection with grants of restricted stock under the 2017 Plan shall be 750,000 (the same amount as in our current, expiring, plan), subject to customary adjustments for stock splits, stock dividends or similar transactions. If any restricted stock granted under the 2017 Plan reverts to us, that common stock shall be available four future grants within certain limits under the 2017 Plan.
Terms and Conditions of Restricted Stock. The 2017 Plan provides that non-employee directors will receive an initial grant of a number of restricted shares having a fair market value on the date of grant equal to $25,000, and an annual grant on the first business day following March 31 of each year beginning with 2018 of a number of restricted shares having a fair market value on the date of grant equal to $35,000. The level of awards in the new plan is unchanged from that of our current plan. Each grant of restricted stock shall become free of restrictions in three equal installments on each of the first, second and third anniversaries of the grant, unless the director resigns from the Board prior to such vesting. Restrictions lapse automatically in the event of a director being removed for service other than for cause, or being nominated as a director but failing to be elected, or death, disability or mandatory retirement. Furthermore, all restrictions lapse prior to the consummation of a merger or consolidation involving Arotech, any liquidation or dissolution of Arotech, any sale of substantially all of our assets or any other transaction or series of related transactions as a result of which a single person or several persons acting in concert own a majority of our then outstanding common stock.
Miscellaneous. Neither adoption of the 2017 Plan nor the grant of restricted stock to an eligible director shall confer upon any person any right to continued status as a director with us or any subsidiary of ours or affect in any way our right to terminate a director relationship at any time or shall affect our right to grant to such director restricted stock or options that are not subject to the 2017 Plan, to issue to such directors common stock as a bonus or otherwise, or to adopt other plans or arrangements under which common stock may be issued to directors.

Federal Income Tax Consequences
Following is a summary of the federal income tax consequences of grants of restricted stock under the 2017 Plan. Recipients of awards granted under the 2017 Plan are advised to consult their personal tax advisors before disposing of any stock received pursuant to the receipt of an award. In addition, the following summary is based upon an analysis of the Internal Revenue Code of 1986, as amended (the “Code”) as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local or other tax laws.
Treatment of Restricted Stock Awards
Generally, absent an election to be taxed currently under Section 83(b) of the Code (a “Section 83(b) Election”), there will be no federal income tax consequences to either the recipient or the Company upon the grant of a restricted stock award. At the expiration of the restriction period and the satisfaction of any other restrictions applicable to the restricted shares, the recipient will recognize ordinary income and the Company generally will be entitled to a corresponding deduction equal to the fair market value of the common stock at that time. If a Section 83(b) Election is made within 30 days after the date the restricted stock award is granted, the recipient will recognize an amount of ordinary income at the time of the receipt of the restricted shares, and the Company generally will be entitled to a corresponding deduction, equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time. If a Section 83(b) Election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the shares (and prior to the sale of such shares), but, if the shares are subsequently forfeited, the recipient may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.
Potential Limitation on Company Deductions
Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards of restricted stock granted in the future under the 2017 Plan, when combined with all other types of compensation received by a covered employee from Arotech, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Code Section 162(m), compensation attributable to awards of restricted stock will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per-employee limitation on the number of shares of restricted stock that may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a compensation committee comprised solely of “outside directors”; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant.

Tax Withholding
Arotech, as and when appropriate, shall have the right to require each individual receiving an award of restricted stock to pay any federal, state or local taxes required by law to be withheld.
Board Recommendation
Our Board of Directors has determined that it is in the best interests of Arotech and its stockholders for the stockholders to approve the compensation of its executive officers. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” the proposal.
Vote Required
The affirmative vote of a majority of the votes cast at the meeting at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum; abstentions will have the same practical effect as a negative vote on this proposal. Brokers are not entitled to use their discretion to vote uninstructed proxies with respect to the proposal, and any such “broker non-votes” will not be deemed a vote cast and will not have any effect on the outcome of this proposal.
The Board of Directors Recommends a Vote FOR Approval of the
 2017 Non-Employee Director Equity Compensation Plan.
CORPORATE GOVERNANCE
We operate within a corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. We monitor developments in the area of corporate governance. The Board has initiated actions consistent with the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission and The Nasdaq Stock Market.
In the fiscal year ending December 31, 2016, the Board held fourteen meetings. All directors except for the late Steven Esses attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which such director serves.
As of January 1, 2017, a majority of the members of the Board of Directors satisfied the applicable independent director requirements of both the Securities and Exchange Commission and Rule 4200 of The Nasdaq Stock Market. Our non-management directors meet regularly in executive session separate from management.
It is our policy that each of our directors is invited and encouraged to attend our annual meeting of stockholders. All of our directors attended our 2016 annual meeting of stockholders.

Board Leadership Structure
We do not have a policy regarding the advisability of separating the positions of chief executive officer and chairman of the board. Beginning in October 2014, the board determined that it would be preferable to separate the positions of chief executive officer and chairman. As part of our periodic board self-evaluation process, we evaluate our leadership structure to ensure that the board continues to believe that it provides the optimal structure for our company and stockholders. We recognize that different board leadership structures may be appropriate for companies in different situations. We continue to believe this board leadership structure to be best for our company and our stockholders at this time.
Committees of the Board of Directors
Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and an Executive and Finance Committee. The current composition of the various standing committees of the Board of Directors is as follows (the name of the chairman of each committee appears in italics):

Audit Committee	Compensation Committee	Nominating Committee	Executive and Finance Committee
Kenneth W. Cappell Richard I. Rudy Carol J. Battershell	Michael E. Marrus Richard I. Rudy Lawrence F. Hagenbuch	Carol J. Battershell James J. Quinn Lawrence F. Hagenbuch	Jon B. Kutler Michael E. Marrus Lawrence F. Hagenbuch

In view of the smaller size of the Board, the Board has decided to dispense with having a standing Executive and Finance Committee. Therefore, upon the retirement of Mr. Rudy and Ms. Battershell, the composition of the various standing committees of the Board of Directors will be as follows (the name of the chairman of each committee appears in italics):

Audit Committee	Compensation Committee	Nominating Committee
Kenneth W. Cappell Michael E. Marrus James J. Quinn	Michael E. Marrus Lawrence F. Hagenbuch Kenneth W. Cappell	James J. Quinn Lawrence F. Hagenbuch

Audit Committee
The purpose of the Audit Committee is to review with management and our independent auditors the scope and results of the annual audit, the nature of any other services provided by the independent auditors, changes in the accounting principles applied to the presentation of our financial statements, and any comments by the independent auditors on our policies and procedures with respect to internal accounting, auditing and financial controls. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. In addition, the Audit Committee is charged with the responsibility for making decisions on the engagement, compensation, retention and oversight of the work of our independent auditors.
The Audit Committee also is responsible for the oversight and work of our of internal audit department. The Audit Committee following this Annual Meeting will consist of Mr. Cappell (Chair), Mr. Marrus, and Adm. Quinn. Each member of the Audit Committee is an “independent director,” as that term is defined in Nasdaq Marketplace Rule 4200(a)(15) and the SEC’s Rule 10A-3. All Audit Committee members possess the level of financial literacy required by law. Our Board of Directors has determined that Mr. Cappell qualifies as an “audit committee financial expert” under applicable SEC and Nasdaq regulations. As required by law, the Audit Committee operates pursuant to a charter that governs its duties, available through a hyperlink located on the investor relations page of our website at http://content.equisolve.net/arotech/media/b7c6b7bc3ea4b17ef9af28aab2221d6d.pdf. Additionally, in compliance with SEC rules we are required to append a copy of the Audit Committee Charter to our proxy statement at least once every three years. We last sent a copy of our charter to our stockholders in our 2015 proxy statement.
The Audit Committee held four meetings during the fiscal year ending December 31, 2016.

Compensation Committee
The duties of the Compensation Committee are to recommend compensation arrangements for our executive officers and review annual compensation arrangements for all other officers and significant employees.
The Compensation Committee following this Annual Meeting will consist of Messrs. Marrus (Chair), Cappell, and Hagenbuch. Each member of the Compensation Committee is an independent director as that term is defined in the Nasdaq listing standards. The Compensation Committee operates under a formal charter that governs its duties, which charter is publicly available through a hyperlink located on the investor relations page of our website, at http://content.equisolve.net/arotech/media/9db8a8bd53ecd3f2d895b23986e237c8.pdf.
The Compensation Committee maintains compensation and incentive programs designed to motivate, retain and attract management and utilize various combinations of base salary, bonuses payable upon the achievement of specified goals, discretionary bonuses and grants of restricted stock. Our acting Chief Executive Officer, Mr. Dean M. Krutty, and our Chief Financial Officer, Mr. Thomas J. Paup, are both parties to employment agreements with us. The Compensation Committee reviews the compensation, both cash and stock, of our executive officers on an annual basis, while taking into account as well changes in compensation during previous years. Some of these components, such as salary, are generally fixed and do not vary based on our financial and other performance; some components, such as bonus, are in whole or in part dependent upon the achievement of certain goals jointly agreed upon by our management and the Compensation Committee; and some components, such as restricted stock, have a value that is dependent upon our stock price at the time of award and going forward. The Compensation Committee reviews the compensation, both cash and stock, of our executive officers on an annual basis, while taking into account as well changes in compensation during previous years.
The Compensation Committee performs an annual review of our executive officers’ cash compensation and restricted stock holdings to determine whether they provide adequate compensation for the services they perform, as well as adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies.
Compensation Committee meetings typically have included, for all or a portion of some of the meetings, a representative of The Burke Group, Inc., a well-known consulting firm specializing in executive officer compensation, as well as preliminary discussion with our senior officers prior to our Compensation Committee deliberating without any members of management present. For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers, the Compensation Committee typically considers the recommendations of our acting Chief Executive Officer.
The Compensation Committee held four meetings during the fiscal year ending December 31, 2016.
Nominating Committee
The Nominating Committee identifies and proposes candidates to serve as members of the Board of Directors. Proposed nominees for membership on the Board of Directors submitted in writing by stockholders to Arotech’s Secretary will be brought to the attention of the Nominating Committee and will be evaluated in accordance with the same guidelines as other candidates are considered by the Nominating Committee.

The Nominating Committee following this Annual Meeting will consist of Adm. Quinn (Chair) and Mr. Hagenbuch. Each member of the Nominating Committee is an independent director as that term is defined in the NASD listing standards. The Nominating Committee makes recommendations to the Board of Directors regarding new directors to be selected for membership on the Board of Directors and its various committees. The Nominating Committee operates under a formal charter that governs its duties. The Nominating Committee’s charter is publicly available through a hyperlink located on the investor relations page of our website, at http://content.stockpr.com/arotech/media/9db8a8bd53ecd3f2d895b23986e237c8.pdf.
The Nominating Committee held three meetings during the fiscal year ending December 31, 2016.
Policies Regarding Director Qualifications

The Board has adopted policies regarding director qualifications. To be considered for nomination as a director, any candidate must meet the following minimum criteria:
a. Ability and willingness to undertake a strategic governance role, clear and distinct from the operating role of management.
b. High-level leadership experience in business, government, or other major complex professional or non-profit organizations that would have exposed the individual to the challenges of leadership and governance in a dynamic and highly competitive marketplace.
c. Highly accomplished in their respective field, with superior credentials and recognition.
d. Demonstrated understanding of the elements and issues relevant to the success of a large publicly-traded company in the current volatile business, legal and governance environment.
e. Demonstrated business acumen and creative/strategic thinking ability.
f. Personal Characteristics:
➢
Ability and willingness to contribute special competencies to the Board in a collaborative manner. The areas of expertise required at any point in time may vary, based on the existing composition of the Board. They may include, but would not be limited to, capabilities honed as a CEO or a senior functional leader in operations, finance, information technology, marketing, organizational development, and experience making step change to transform a business.

➢	Personal integrity and highest ethical character. Absence of any conflicts of interest, either real or perceived.
➢	Willingness to apply sound and independent business judgment, enriching management and Board proposals or challenging them constructively as appropriate.
➢
Willing to exert influence through strong influence skills and constructive teamwork. This is essential to effective collaboration with other directors as well as providing constructive counsel to the CEO.

➢	Understanding of and full commitment to our governance principles and the obligation of each director to contribute to good governance, corporate citizenship, and corporate image for Arotech.
➢	Willingness to devote the time necessary to assume broad fiduciary responsibility and to participate fully in Arotech governance requirements with appropriate due diligence and attention.

In this regard, each nominee will be asked to disclose the boards of directors on which he or she currently sits, and each current director will be asked to inform the Nominating Committee of additional corporate board nominations (both for-profit and non-profit). This notification is to ensure appropriate dialogue about the impact of the added responsibilities on the individual’s availability to perform thoroughly his or her duties as an Arotech director.
Policies Regarding Diversity
The Board of Directors will consist of a majority of people who are active, primarily in business roles, and selected retired individuals. Those active in the business community will bring the most current business thinking, and retirees will bring their long experience and seasoned business judgment. Every effort will be made to achieve diversity in the Board’s membership.
From time to time, the particular capabilities needed to round out the total Board’s portfolio of competencies may vary. The Nominating Committee is empowered to consider the demographics of the total Board as it considers the requirements for each Board vacancy and to identify particular unique capabilities needed at that point in time.
Policies Regarding Director Nominations
The Board’s Nominating Committee is responsible for the Board of Director’s nomination process. New candidates for the Board of Directors may be identified by existing directors, a third party search firm (paid for its professional services) or may be recommended by stockholders. In considering new candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. However, all director nominees will be evaluated against the same standards and in the same objective manner, based on competencies and personal characteristics listed above, regardless of how they were identified. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:
➢	The name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership; and

➢
The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of Arotech and the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board of Directors.

The stockholder recommendation and information described above must be sent to Arotech’s Secretary at 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, and must be received by Arotech’s Secretary not less than 120 days prior to the anniversary date of our most recent proxy statement in connection with our previous year’s annual meeting of stockholders.
Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating Committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, the Board of Directors may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Executive and Finance Committee
The Executive and Finance Committee exercises the powers of the Board during the intervals between meetings of the Board, in the management of our property, business and affairs (except with respect to certain extraordinary transactions).
The Executive and Finance Committee will no longer be a standing committee following this Annual Meeting.
The Executive and Finance Committee met once during the fiscal year ending December 31, 2016.

COMPENSATION AND OTHER MATTERS
Director Compensation
Non-employee members of our Board of Directors are entitled to a cash retainer of $8,000 (plus expenses) per quarter, plus $500 per quarter for each committee on which such outside directors serve ($1,000 per quarter for members of the Executive and Finance Committee). The Chairman of the Audit Committee receives an additional retainer of $1,500 per quarter, and the Chairman of the Compensation Committee receives an additional retainer of $1,000 per quarter. No per-meeting fees are paid. In addition, we have adopted a Non-Employee Director Equity Compensation Plan, pursuant to which non-employee directors receive an initial grant of a number of restricted shares of our common stock having a fair market value on the date of grant equal to $25,000 upon their election as a director, and an annual grant on March 31 of each year of a number of restricted shares having a fair market value on the date of grant equal to $35,000. Each grant of restricted stock shall become free of restrictions in three equal installments on each of the first, second and third anniversaries of the grant, unless the director is removed from the Board of Directors for cause prior to such vesting. Restrictions lapse automatically in the event of a director being removed from service other than for cause, or being nominated as a director but failing to be elected, or death, disability or mandatory retirement. Furthermore, all restrictions lapse prior to the consummation of a merger or consolidation involving us, our liquidation or dissolution, any sale of substantially all of our assets or any other transaction or series of related transactions as a result of which a single person or several persons acting in concert own a majority of our then-outstanding common stock.
The following table shows the compensation earned or received by each of our non-officer directors for the year ended December 31, 2016:
  DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards Granted 2016(1)	Total
Jon B. Kutler	$27,000	$60,000	$87,000	(2)
Michael E. Marrus	$41,000	$35,000	$76,000	(3)
Richard I. Rudy	$37,000	$35,000	$72,000	(4)
Kenneth W. Cappell	$38,500	$35,000	$73,500	(5)
Carol J. Battershell	$26,500	$60,000	$86,500	(6)
Lawrence F. Hagenbuch	$20,000	$60,000	$80,000	(7)
James J. Quinn	$17,000	$25,000	$42,000	(8)
Seymour Jones*	$25,500	$–	$25,500
Dr. Jay M. Eastman**	$30,000	$–	$30,000

(1)	This amount reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(2)	As of December 31, 2016, Mr. Kutler held 24,907 unvested restricted shares of our common stock.
(3)	As of December 31, 2016, Mr. Marrus held 24,148 unvested restricted shares of our common stock.
(4)	As of December 31, 2016, Mr. Rudy held 24,740 unvested restricted shares of our common stock.
(5)	As of December 31, 2016, Mr. Cappell held 20,376 unvested restricted shares of our common stock.
(6)	As of December 31, 2016, Ms. Battershell held 24,907 unvested restricted shares of our common stock.
(7)	As of December 31, 2016, Mr. Hagenbuch held 24,363 unvested restricted shares of our common stock.
(8)	As of December 31, 2016, Adm. Quinn held 6,649 unvested restricted shares of our common stock.
*	This individual retired as a director effective February 24, 2016.
**	This individual retired as a director effective March 25, 2016.

Compensation Committee Report

Under the rules of the SEC, this Compensation Committee Report is not deemed to be incorporated by reference by any general statement incorporating this Annual Report by reference into any filings with the SEC.
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the following Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee
Michael E. Marrus, Chairman
Richard I. Rudy
Lawrence F. Hagenbuch
(March 16, 2017)
Compensation Discussion and Analysis
Introduction
Preliminary Note
Pursuant to applicable SEC regulations, the information we present in this section relates to the chief executive officer, the chief financial officer, and the three additional most highly compensated “executive officers” (as this term is defined in the regulations promulgated under the Securities Exchange Act of 1934, as amended), as well as up to two additional persons meeting the above criteria but who were not employed by us at the end of the last fiscal year. We believe that in 2016 three individuals met these criteria, as follows (we refer to these individuals throughout this Compensation Discussion and Analysis as our “named executive officers”):
➢	Steven Esses, our former President and Chief Executive Officer, who ceased to be employed by us on December 31, 2016;
➢	Robert S. Ehrlich, our former Executive Chairman, who ceased to be employed by us on August 31, 2016; and
➢	Thomas J. Paup, our Senior Vice President – Finance and Chief Financial Officer.
In 2016, two of our three named executive officers, Messrs. Esses and Ehrlich, left our employ pursuant to negotiated separation agreements that took the place of the severance provisions of their employment agreements. The terms of these separation agreements are summarized under “Separation Agreements,” below. Except as otherwise noted below, the description of their compensation arrangements during 2016, including severance, contained in this Compensation Discussion and Analysis relates to the terms of their original employment agreements.

Introduction
In this section we present the principles underlying our executive officer compensation decisions and the most important factors that we believe are relevant to an analysis of these decisions. Our goal here is to provide qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and to place in perspective the numerical and other quantitative data presented in the tables and other information that follow this section.
We have designed the compensation of our named executive officers in order to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who perform at or above our expectations.
Our named executive officers’ annual cash and stock compensation consists of several components, as follows:
➢	base salary;
➢	bonus, some of which is paid in cash in the year in which it is earned and some of which is accrued in the year in which it is earned but is paid in cash in a subsequent year; and
➢
grants of restricted stock or restricted stock units, where (i) the stock vests over a period of time or pursuant to the attainment of set performance goals, (ii) sale or other transfer of such stock is prohibited while unvested, and (iii) unvested stock is forfeited to us should the executive officer’s employment be terminated, provided that certain grants of restricted stock provide for accelerated vesting under certain circumstances.

The Compensation Committee reviews the compensation, both cash and stock, of our named executive officers on an annual basis, while taking into account as well changes in compensation during previous years.
Some of these components, such as base salary, are generally fixed and do not vary based on our financial and other performance; some components, such as bonus, are in whole or in part dependent upon the achievement of certain goals jointly agreed upon by our management and the Compensation Committee; and some components, such as restricted stock, have a value that is dependent upon our stock price at the time of award and going forward.
We compensate our named executive officers in these different ways in order to achieve different goals. Cash compensation, for example, provides our named executive officers with a guaranteed minimum base salary. We fix the base salary of each of our named executive officers at a level that we believe enables us to hire and retain individuals in a competitive environment and rewards satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We also take into account the base salaries paid by similarly situated companies and the base salaries of other private and public companies with which we believe we compete for talent. To this end, we utilize the services of an independent employee benefits administration and compensation consulting firm retained by the Compensation Committee, and our Compensation Committee consults with this firm periodically, and annually when we review named executive officer compensation.

Incentive bonus compensation is generally linked to the achievement of short-term operational, strategic or financial goals, and is intended to reward our named executive officers for their performance in reaching goals that are agreed in advance between our management and the Compensation Committee. We design the cash incentive bonuses for each of our named executive officers to focus the named executive officer on achieving key objectives within a yearly time horizon, as described in more detail below.
Grants of restricted stock are intended to link our named executive officers’ longer-term compensation with the performance of our stock, which is an issue of vital importance to our stockholders. This encourages our named executive officers to remain with us, to act in ways intended to maximize stockholder value, and to penalize them if our stock fails to perform to expectations. These grants are intended to produce significant value for each named executive officer if our stock performance is outstanding and if the named executive officer remains with us, provided that certain grants of restricted stock provide for accelerated vesting under certain circumstances.
We view the three components of our named executive officer compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information we deem relevant, such as the data we receive from the consulting firm referred to above. Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our named executive officer team and the need to tailor each named executive officer’s award to attract and retain that named executive officer.
In addition, we provide our named executive officers with benefits that are generally available to our salaried employees. With respect to those of our named executive officers who live in Israel (all of our named executive officers except for Mr. Paup), we also provided other benefits that are either legally required to be paid by Israeli law or that are otherwise customarily provided in Israel, primarily consisting of:
➢	accruals (but not cash payments) in respect of pension plans, which consist of a savings plan, life insurance and statutory severance pay benefits, and a continuing education fund;
➢	accruals (but not cash payments) in respect of contractual termination compensation in excess of the Israeli statutory minimum;
➢	annual statutory holiday pay; and
➢	redemption of all unused vacation days and up to a maximum of 30 unused sick days.
Our Compensation Committee performs an annual review of our named executive officers’ cash compensation and restricted stock holdings to determine whether they provide adequate compensation for the services they perform, as well as adequate incentives and motivation to our named executive officers and whether they adequately compensate our named executive officers relative to comparable officers in other companies. Our Compensation Committee’s most recent review occurred in February 2016, and utilized data and assessments from our independent compensation consultant, The Burke Group, Inc., a well-known consulting firm specializing in named executive officer compensation. This review is described in more detail below. We also use “tally sheets” that provide a summary of the compensation history of our President and Chief Executive Officer and those members of senior management reporting to the Chief Executive Officer. These tally sheets include a historical summary of base salary, annual bonus and long-term equity awards.

Compensation Committee meetings typically have included, for all or a portion of some of the meetings, a representative of The Burke Group, as well as preliminary discussion with our Chief Executive Officer prior to our Compensation Committee deliberating without any members of management present. For compensation decisions, including decisions regarding the grant of equity compensation relating to named executive officers (other than our Chief Executive Officer), the Compensation Committee typically considers the recommendations of our Chief Executive Officer and our Chairman of the Board, if they are not the same person.
We account for the equity compensation expense for our employees under the rules of ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. We structure cash incentive bonus compensation so that it is taxable to our employees at the time it is paid to them. It is not anticipated that the deduction of any compensation paid to any named executive officer will be limited by Section 162(m) of the Internal Revenue Code.
Benchmarking of Base Compensation and Equity Holdings
At its December 2016 meeting, our Compensation Committee determined that our respective named executive officers’ salaries, cash incentive bonuses and equity holdings were at or below the median of named executive officers with similar roles at public companies having comparable revenues and that no material changes should be made to the cash compensation levels of our named executive officers until our annual named executive officer performance reviews, which were conducted in the first quarter of 2017. This median was derived based on a report we obtained from The Burke Group in January 2016. The report compared our named executive officer compensation with the results of two surveys, involving companies in the aerospace and military/defense industry with revenues of between $100 million and $200 million, one from Towers Watson Data Services and one from the Economic Research Institute. Our Compensation Committee realizes that benchmarking our compensation against the compensation earned at comparable companies may not always be appropriate, but believes that engaging in a comparative analysis of our compensation practices is useful. In instances where a named executive officer is uniquely key to our success, the Compensation Committee may provide compensation above the median referred to above. The Committee’s choice not to recommend to the Board of Directors immediate material changes to the compensation levels following its review of The Burke Group’s report reflects our consideration of stockholders’ interests in paying what is necessary, but not more than necessary, to achieve our corporate goals while conserving cash and equity as much as is practicable. We believe that our compensation levels are generally sufficient to retain our existing named executive officers and to hire new named executive officers when and as required.
Compensation Policies and Practices as They Relate to Risk Management
In 2016, the Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks, and that our compensation policies and practices are not reasonably likely to have a material adverse effect on us. In connection with its evaluation, the Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. In particular, the Compensation Committee reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, including long term incentive compensation value that is driven entirely by increases in stock price, and low compensation levels exacerbated by performance-driven awards not paying out; including both annual bonus and long term incentive compensation, and noted that these are not substantial factors in our executives’ compensation packages.

Equity Compensation
At the January 2016 meeting of the Compensation Committee, the Compensation Committee, in consultation with The Burke Group, analyzed the current restricted share holdings of our named executive officers and others, and found that the level of equity stake of our named executive officers was lower than the norm for companies of similar size and experience as a public company, and concluded that this level was insufficient to provide our named executive officers with the desired level of value for each named executive officer if our stock performance is outstanding and if the named executive officer remains with us. Accordingly, based on the number of restricted shares and restricted stock units held by our executive officers, the Compensation Committee, in January 2016, made the grants of restricted stock reflected in the “Grants of Plan-Based Awards” table below.
We do not have any program, plan or obligation that requires us to grant equity compensation to any named executive officer on specified dates. The authority to make equity grants to named executive officers rests with our Compensation Committee, although, as noted above, the Compensation Committee does consider the recommendations of its President and Chief Executive Officer in setting the compensation of our other named executive officers.
Cash Incentive Bonuses
Yearly cash incentive bonuses for our named executive officers are established as part of their respective individual employment agreements. Each of these employment agreements provides that the named executive officer will receive a cash incentive bonus determined in the discretion of our Board of Directors, with a target bonus amount specified for that named executive officer based on individualized objective and subjective criteria, pursuant to a specific formula. These bonus criteria are established by the Compensation Committee on an annual basis, and include specific objectives relating to the achievement of business and/or financial milestones. The target cash incentive bonus amount for each of our named executive officers is as follows:

Name of Executive Officer	Title	Minimum Bonus	Maximum Bonus
Steven Esses	Former President and Chief Executive Officer	None	75% of annual base salary
Robert S. Ehrlich	Former Executive Chairman of the Board	None	50% of annual base salary
Thomas J. Paup	Senior Vice President – Finance and Chief Financial Officer	None	50% of annual base salary

For 2016, the Compensation Committee chose financial targets for determining eligibility for the above-referenced cash incentive bonuses that are determined on the achievement of set budgetary forecast targets for Adjusted EBITDA, which is determined by taking net profit and adding back in interest expense (income), depreciation of fixed assets, taxes, and amortization of inventory adjustments and of intangible assets, capitalized software costs and technology impairment, as well as stock compensation expense, one-time transaction expenses and certain other non-cash expenses. The Compensation Committee determined that we did not achieve the financial performance criteria established by the Compensation Committee for the year ended December 31, 2016, and accordingly no cash incentive bonuses were paid in respect of the year ended December 31, 2016. Financial targets for 2017 were set in accordance with our 2017 budget forecast, and targets for determining eligibility for cash incentive bonuses will again be determined entirely on the achievement of set budgetary forecast targets for Adjusted EBITDA.

Severance and Change in Control Benefits
Messrs. Esses and Paup had and have, respectively, a provision in their respective employment agreements providing for certain severance benefits in the event of termination or retirement. These severance provisions are described in the “Employment Agreements” section below, and certain estimates of these change of control benefits are provided in “Estimated Payments and Benefits upon Termination” below. The actual amounts paid to Mr. Esses upon his leaving our employ on December 31, 2016 are described under “Separation Agreements – Steven Esses,” below.
We believe the severance arrangements that we had and have with Messrs. Esses and Paup, respectively, are at or near the median of executive officers with similar roles at public companies having comparable revenues.
Benefits
Mr. Paup is eligible to participate in all of our employee benefit plans, such as medical, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other U.S. employees. Our named executive officers located in Israel had the pension, insurance, severance and other benefits described above that are legally required to be provided in Israel; their medical expenses were covered by Israel’s national health funds.
Perquisites
All of our named executive officers receive cellular telephones. We also paid a portion of the home telephone bills of our named executive officers located in Israel, in view of the fact that the time difference between the United States and Israel caused them to do much work from their homes after normal business hours in Israel.
Pursuant to the terms of their employment agreements, our named executive officers located in Israel also received a tax planning allowance.
Our use of perquisites as an element of compensation is limited and is largely based on historical practices and policies of our company. We do not view perquisites as a significant element of our comprehensive compensation structure, and while we believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment, we are careful to review them periodically and to keep them at the lowest level possible consistent with industry practice.
Effect of Stockholder Advisory Vote on Executive Compensation
Of the 7,357,129 shares that voted (this number excludes the 84,434 shares that abstained from voting and 10,445,002 broker non-votes) on the advisory vote on executive compensation at the 2016 Annual Meeting, approximately 66% of the shares approved of our executive compensation policies and decisions. We have considered the results of this vote, and we view this vote as an affirmation of our compensation objectives. The committee and entire Board of Directors intend to continue careful review of the compensation programs and policies to assure that the compensation remains consistent with our philosophy and objectives as stated above and reflective of our financial performance.
Cash and Other Compensation
Summary Compensation Table
The following table, which should be read in conjunction with the explanations provided below, shows the compensation that we paid (or accrued) to our named executive officers during the fiscal years ended December 31, 2016, 2015 and 2014:

SUMMARY COMPENSATION TABLE(1)
						All Other
Name and Principal Position	Year	Salary		Bonus(2)	Stock Awards(3)	Compensation		Total
Steven Esses (4)	2016	$414,288	(5)	$–	$164,335	$823,004	(6)	$1,401,627
Former President, Chief	2015	$324,060	(7)	$160,496	$–	$444,617	(8)	$929,173
Executive Officer and director	2014	$330,946	(9)	$374,600	$560,500	$516,356	(10)	$1,782,402

Robert S. Ehrlich (11)	2016	$330,205		$–	$37,617	$256,757	(12)	$624,129
Former Executive Chairman	2015	$304,993		$104,162	$–	$8,179	(13)	$417,334
of the Board and director	2014	$482,808		$361,250	$111,500	$64,385	(14)	$1,019,943

Thomas J. Paup	2016	$250,000		$–	$44,600	$–		$294,600
Senior Vice President – Finance	2015	$250,000		$112,500	$–	$–		$362,500
and Chief Financial Officer	2014	$225,000		$187,250	$133,800	$–		$546,050

(1)
We paid the amounts reported for each named executive officer in U.S. dollars and/or New Israeli Shekels (NIS). We have translated amounts paid in NIS into U.S. dollars at the exchange rate of NIS into U.S. dollars at the time of payment or accrual, except that certain items are pursuant to corporate policy paid at a set exchange rate that may be higher than the actual exchange rate on the date of payment. The difference, which was a positive number in 2014, has been reported under “Salary.” The exchange rate difference for Mr. Ehrlich was $97,330 for 2014. The exchange rate difference for Mr. Esses was $66,716 for 2014.

(2)
Bonuses are performance-based, against criteria established by the Compensation Committee of the Board of Directors and approved by the full Board of Directors and represent cash awards for prior year company performance. See “Employment Contracts,” below.

(3)
Reflects the value of awards of restricted stock or restricted stock units granted to our named executive officers based on the compensation cost of their stock-based awards (the aggregate grant date fair value computed in accordance with FASB ASC Topic 718); see Note 12.b. of the Notes to Consolidated Financial Statements. The number of shares of restricted stock or restricted stock units received by our named executive officers pursuant to such awards in 2016, vesting entirely after one year (dependent 33% on tenure and 67% on performance), was as follows: Mr. Esses, 100,000; Mr. Ehrlich, 36,000; and Mr. Paup, 60,000. One-third of Mr. Esses’s, Mr. Ehrlich’s, and Mr. Paup’s shares vested in 2016. No shares of restricted stock or restricted stock units were issued in 2015. Mr. Esses was also awarded 33,333 shares in 2016 pursuant to a restricted stock grant in 2014. The number of shares of restricted stock or restricted stock units received by our named executive officers pursuant to such awards in 2014, vesting entirely after one year (dependent 33% on tenure and 67% on performance), was as follows: Mr. Esses, 225,000; Mr. Ehrlich, 50,000; and Mr. Paup, 60,000. 33% of these shares vested in 2014.

(4)	Mr. Esses ceased to be our President and Chief Executive Officer and a director on December 31, 2016, and his employment with us terminated on that date.
(5)
Does not include approximately $62,361 that we paid in consulting fees to Sampen Corporation (“Sampen”), a New York corporation owned by members of Steven Esses’s immediate family, from which Mr. Esses received a salary, prior to the termination of our agreement with Sampen on June 30, 2016. See “Certain Relationships and Related Transactions – Consulting Agreement with Sampen Corporation,” below.

(6)
Of this amount, $105,192 represents payments to Israeli pension and education funds; ($1,317,932) represents the change in our accrual for severance pay that would have been payable to Mr. Esses upon his leaving our employ other than if he is terminated for cause, such as a breach of trust; $131,388 represents sick pay redemption; ($202,192) represents the change in sick pay accruals; $52,814 represents vacation days redemption; ($5,815) represents the change of our accrual for vacation pay; $584 represents tax reimbursements; and $8,965 represents other normal or mandated Israeli benefits. The remaining $2,050,000 represents the payment made pursuant to the separation agreement with Mr. Esses described under “Separation Agreements – Steven Esses,” below, which payments were in lieu of the severance and other amounts that would otherwise have been payable to Mr. Esses under the terms of his employment agreement with us.

(7)
Does not include approximately $124,720 that we paid in consulting fees to Sampen Corporation, a New York corporation owned by members of Steven Esses’s immediate family, from which Mr. Esses received a salary. See “Certain Relationships and Related Transactions – Consulting Agreement with Sampen Corporation,” below.

(8)
Of this amount, $109,493 represents payments to Israeli pension and education funds; $319,867 represents the change in our accrual for severance pay that would have been payable to Mr. Esses upon his leaving our employ other than if he is terminated for cause, such as a breach of trust; $37,425 represents sick pay redemption; ($16,005) represents the change in sick pay accruals; $62,376 represents vacation days redemption; ($72,626) represents the change of our accrual for vacation pay; $503 represents tax reimbursements; and $3,588 represents other normal or mandated Israeli benefits.

(9)
Does not include approximately $124,723 that we paid in consulting fees to Sampen Corporation, a New York corporation owned by members of Steven Esses’s immediate family, from which Mr. Esses received a salary. See “Certain Relationships and Related Transactions – Consulting Agreement with Sampen Corporation,” below.

(10)
Of this amount, $119,570 represents payments to Israeli pension and education funds; $378,207 represents the change in our accrual for severance pay that would have been payable to Mr. Esses upon his leaving our employ other than if he is terminated for cause, such as a breach of trust; $37,460 represents sick pay redemption; $4,544 represents the change in sick pay accruals; $(18,460) represents the change of our accrual for vacation pay; $825 represents tax reimbursements; and $3,298 represents other normal or mandated Israeli benefits.

(11)	Mr. Ehrlich ceased to be our Executive Chairman of the Board and a director in May 2016, and his employment with us terminated on August 31, 2016.
(12)
Of this amount, ($185,615) represents the change in our accrual for severance pay that will be payable to Mr. Ehrlich upon his leaving our employ other than if he is terminated for cause, such as a breach of trust; ($88,240) represents the change of our accrual for vacation pay; $427 represents tax reimbursements, and $6,133 represents other normal or mandated Israeli benefits. The remaining $524,052 represents the payment made pursuant to the separation agreement with Mr. Ehrlich described under “Separation Agreements – Robert S. Ehrlich,” below, which payments were in lieu of the severance and other amounts that would otherwise have been payable to Mr. Ehrlich under the terms of his employment agreement with us.

(13)
Of this amount, $25,406 represents the change in our accrual for severance pay that will be payable to Mr. Ehrlich upon his leaving our employ other than if he is terminated for cause, such as a breach of trust; $(24,735) represents the change of our accrual for vacation pay; $682 represents tax reimbursements, and $6,826 represents other normal or mandated Israeli benefits.

(14)
Of this amount, $31,013 represents the change in our accrual for severance pay that will be payable to Mr. Ehrlich upon his leaving our employ other than if he is terminated for cause, such as a breach of trust; $29,112 represents the change of our accrual for vacation pay; $857 represents tax reimbursements, $44,609 represents vacation days redemption and $17,018 represents other normal or mandated Israeli benefits.

Executive Loans
In 2000, we extended a loan to one of our Named Executive Officers. This loan is summarized in the following table, and is further described under “Certain Relationships and Related Transactions – Officer Loan,” below.

Name of Borrower	Date of Loan	Original Principal Amount of Loan	Amount Outstanding as of 12/31/2016	Terms of Loan
Robert S. Ehrlich	02/09/2000	$329,163	$452,995	Twenty-five-year non-recourse loan to purchase our stock, secured by the shares of stock purchased; interest rate imputed until 2008 at 1% above the then-federal funds rate.

Plan-Based Awards
Grants of Restricted Stock or Restricted Stock Units
During 2016, the Compensation Committee approved the grant of a total of 196,000 shares of restricted stock or restricted stock units to our executive officers. The table below sets forth each equity award granted to our executive officers during the year ended December 31, 2016.
GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	All Other Stock Awards: Number of Shares of Stocks	Grant Date Fair Value of Stock Awards (1)
Steven Esses(2)	2/4/2016	100,000	$231,000
Robert S. Ehrlich(2)	2/4/2016	36,000	$83,160
Thomas J. Paup(2)	2/4/2016	60,000	$138,600

(1)
Reflects the aggregate market value of the shares of restricted stock or restricted stock units determined based on the closing price of our common stock on the Nasdaq Global Market on the date of grant.

(2)	The restricted shares or restricted stock units vest on December 31, 2016 (dependent 33% on tenure and 67% on performance).

Vesting of Restricted Stock Awards
The following table presents awards of restricted stock or restricted stock units that vested during the year ended December 31, 2016.

STOCK VESTED
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Steven Esses	75,000	$262,500
Robert S. Ehrlich	16,667	$58,335
Thomas J. Paup	20,000	$70,000

(1)
Reflects the aggregate market value of the shares of restricted stock or restricted stock units determined based on a per share price at vesting based on the closing price of our common stock on the Nasdaq Global Market on December 30, 2016 ($3.50), which was the last trading day of 2016.

Separation Agreements

Steven Esses

On December 29, 2016, we and Steven Esses agreed that Mr. Esses would step down from his position as President and CEO of the Company, and Mr. Esses resigned as a director of Arotech and as an officer and director of all of our subsidiaries, effective December 31, 2016. In connection with the departure of Mr. Esses, we and our subsidiary Epsilor-Electric Fuel and Mr. Esses executed a Separation and General Release Agreement dated December 29, 2016 (the “Esses Separation Agreement), providing, among other things, for payment by us of $2,050,000 in place of the sums owed to Mr. Esses pursuant to the terms of his employment agreement, as amended, resulting in a savings to us of approximately $1.1 million, in return for a complete waiver and release of claims by Mr. Esses.

Robert S. Ehrlich

On August 22, 2016, we and Robert S. Ehrlich agreed that Mr. Ehrlich would step down from his positions with us effective August 31, 2016. In connection with the departure of Mr. Ehrlich, we and our subsidiary Epsilor-Electric Fuel and Mr. Ehrlich executed a Termination Agreement and Release dated August 22, 2016 (the “Ehrlich Separation Agreement), providing, among other things, for payment by us of $524,052 in place of the sums owed to Mr. Ehrlich pursuant to the terms of his employment agreement, as amended, resulting in a savings to us of approximately $140,000, in return for a complete waiver and release of claims by Mr. Ehrlich.

Employment Contracts

Dean M. Krutty

Mr. Krutty is party to an employment agreement with us executed in March 2017, with a term running until December 31, 2017 (automatically extending for successive one-year terms unless either party gives 120 days’ notice of intent not to extend). The employment agreement provides that Mr. Krutty will serve as our Executive Vice President – North American Operations, and will at the direction of the Board of Directors serve from time to time as acting Chief Executive Officer. Mr. Krutty is currently serving as our acting Chief Executive Officer.

Under the terms of his employment agreement as amended, Mr. Krutty is entitled to receive a base salary of $265,000, as adjusted annually for inflation.

The employment agreement provides that if the results we actually attain in a given year are at least 100% of the amount we budgeted at the beginning of the year, we will pay a bonus, on a sliding scale, in an amount equal to a minimum of 20% of Mr. Krutty’s annual base salary then in effect, up to a maximum of 50% of his annual base salary then in effect if the results we actually attain for the year in question are 110% or more of the amount we budgeted at the beginning of the year. Bonus targets were chosen for 2017 based upon 2017 budgetary forecasts.

Mr. Krutty’s employment agreement provides that if we fail to renew or we terminate his agreement other than for cause (defined as conviction of certain crimes, willful failure to carry out directives of our board of directors or gross negligence or willful misconduct) or if Mr. Krutty terminates his agreement under certain circumstances (reduction in salary or responsibilities (other than removing his function as acting CEO) or a change in control), we must pay Mr. Krutty severance in an amount of one year’s salary. Restricted shares that have vested prior to the date of termination are not forfeited under any circumstances, including termination for Cause.

Steven Esses
The following terms of Mr. Esses’s employment agreement with us were superseded by the terms of his separation agreement with us, described above.
Mr. Esses was party to an amended and restated employment agreement with us signed on February 16, 2016 and effective July 1, 2016. The term of this employment agreement was until December 31, 2018. The employment agreement provided that Mr. Esses will serve as our President and Chief Executive Officer.
The employment agreement provided for a monthly base salary of NIS 150,000 (approximately $38,334 at the rate of exchange in effect on February 16, 2016), as adjusted for Israeli. Additionally, the board may, at its discretion, raise Mr. Esses’s base salary.
The employment agreement provided that if the results we actually attain in a given year are at least 100% of the amount we budgeted at the beginning of the year, we will pay a bonus, on a sliding scale, in an amount equal to a minimum of 25% of Mr. Esses’s annual base salary then in effect, up to a maximum of 75% of his annual base salary then in effect if the results we actually attain for the year in question are 110% or more of the amount we budgeted at the beginning of the year. For 2016, 2015 and 2014, the Compensation Committee chose financial targets for determining eligibility for the above-referenced cash incentive bonus that are determined on the achievement of set budgetary forecast targets for adjusted EBITDA, a non-GAAP measurement.
The employment agreement also contained various benefits customary in Israel for senior executives, tax and financial planning expenses, and contains confidentiality and non-competition covenants.
We could terminate Mr. Esses’s employment agreement in the event of death or disability or for “Cause” (defined as conviction of certain crimes, willful failure to carry out directives of our board of directors or gross negligence or willful misconduct). Mr. Esses had the right to terminate his employment upon a change in our control or for “Good Reason,” which was defined to include adverse changes in employment status or compensation, our insolvency, material breaches and certain other events. Additionally, Mr. Esses had the right to retire (after age 65), retire early (after age 55) or terminate his agreement for any reason upon 150 days’ notice.
Upon termination of employment, Mr. Esses’s employment agreement provided for, among other things, payment of all accrued and unpaid compensation (including under most circumstances Israeli statutory severance), and (unless we had terminated the agreement for cause or Mr. Esses had terminated the agreement without good reason or pursuant to the retirement provisions of the Esses Employment Agreement without giving 150 days’ notice of termination) bonuses (to the extent earned) due for the year in which Mr. Esses’ employment is terminated (in an amount of not less than 25% of Mr. Esses’ base salary then in effect for the year preceding such termination) and severance pay equal to the sum of $200,000, payable in shares of our common stock, plus the greater of (i) twenty-four (24) times Mr. Esses’s monthly base salary or (ii) NIS 4,430,250. Furthermore, Mr. Esses would receive, in respect of all benefits, an additional sum in the amount of (i) $75,000, in the case of termination due to disability, death, or non-renewal, or (ii) $150,000, in the case of termination due to early retirement, retirement, or good reason, or any termination by us other than for cause. Additionally, in respect of any termination by us without cause or by Mr. Esses due to good reason, or in the event of Mr. Esses’s death or disability, all outstanding options to purchase our stock and all restricted shares of our stock would be fully vested. Restricted shares of our stock that had vested prior to the date of termination were not forfeited under any circumstances, including termination for cause. Payment after a change of control is subject to a “double-trigger” severance (where Mr. Esses can receive his severance after a change of control only if subsequently terminated by new management).
See also “Certain Relationships and Related Transactions – Consulting Agreement with Sampen Corporation,” below.

Thomas J. Paup
Mr. Paup is party to an amended and restated employment agreement with us executed in May 2013, as subsequently amended and extended, with a term running until March 31, 2018. The employment agreement provides that Mr. Paup will serve as our Senior Vice President – Finance and Chief Financial Officer.
Under the terms of his employment agreement as amended, Mr. Paup is entitled to receive a base salary of $250,000, as adjusted annually for inflation.
The employment agreement provides that if the results we actually attain in a given year are at least 100% of the amount we budgeted at the beginning of the year, we will pay a bonus, on a sliding scale, in an amount equal to a minimum of 16.5% of Mr. Paup’s annual base salary then in effect, up to a maximum of 50% of his annual base salary then in effect if the results we actually attain for the year in question are 110% or more of the amount we budgeted at the beginning of the year. Mr. Paup’s previous employment agreement had a similar bonus provision (but with a higher (20%) threshold bonus). For 2016, 2015 and 2014, the Compensation Committee chose financial targets for determining eligibility for the above-referenced cash incentive bonus that are determined on the achievement of set budgetary forecast targets for adjusted EBITDA, a non-GAAP measurement. Bonus targets were chosen for 2017 based upon 2017 budgetary forecasts.
Mr. Paup’s employment agreement provides that if we terminate his agreement other than for cause (defined as conviction of certain crimes, willful failure to carry out directives of our board of directors or gross negligence or willful misconduct), we must pay Mr. Paup severance in an amount of twelve times his monthly salary. Restricted shares that have vested prior to the date of termination are not forfeited under any circumstances, including termination for Cause.
A table describing the payments that would have been due to Mr. Paup under his employment agreement had Mr. Paup’s employment with us been terminated at the end of 2016 under various circumstances (pursuant to the terms of his then-current employment agreement) appears under “Potential Payments and Benefits upon Termination of Employment – Thomas J. Paup,” below.
Others
Other employees have entered into individual employment agreements with us. These agreements govern the basic terms of the individual’s employment, such as salary, vacation, overtime pay, severance arrangements and pension plans. Subject to Israeli law, which restricts a company’s right to relocate an employee to a work site farther than sixty kilometers from his or her regular work site, we have retained the right to transfer certain employees to other locations and/or positions provided that such transfers do not result in a decrease in salary or benefits. All of these agreements also contain provisions governing the confidentiality of information and ownership of intellectual property learned or created during the course of the employee’s tenure with us. Under the terms of these provisions, employees must keep confidential all information regarding our operations (other than information which is already publicly available) received or learned by the employee during the course of employment. This provision remains in force for five years after the employee has left our service. Further, intellectual property created during the course of the employment relationship belongs to us.

A number of the individual employment agreements, but not all, contain non-competition provisions which restrict the employee’s rights to compete against us or work for an enterprise which competes against us. Such provisions generally remain in force for a period of two years after the employee has left our service.
Under the laws of Israel, an employee of ours who has been dismissed from service, died in service, retired from service upon attaining retirement age, or left due to poor health, maternity or certain other reasons, is entitled to severance pay at the rate of one month’s salary for each year of service, pro rata for partial years of service. We currently fund this obligation by making monthly payments to approved private provident funds and by its accrual for severance pay in the consolidated financial statements.
Potential Payments and Benefits upon Termination of Employment
This section sets forth in tabular form quantitative disclosure regarding estimated payments and other benefits that would have been received by certain of our executive officers if their employment had terminated on December 30, 2016 (the last business day of the fiscal year), pursuant to the terms of their then-current employment agreements.
For a narrative description of the severance and change in control arrangements in the current employment contract of Mr. Paup, see “– Employment Contracts,” above.
Steven Esses
Under the terms of Mr. Esses’s separation agreement, Mr. Esses received a payment of $2,050,000 in place of the sums owed to Mr. Esses pursuant to the terms of his employment agreement, as amended, resulting in a savings to us of approximately $1.1 million, in return for a complete waiver and release of claims by Mr. Esses.
Robert S. Ehrlich
Under the terms of Mr. Ehrlich’s separation agreement, Mr. Ehrlich received a payment of $524,052 in place of the sums owed to Mr. Ehrlich pursuant to the terms of his employment agreement, as amended, resulting in a savings to us of approximately $140,000, in return for a complete waiver and release of claims by Mr. Ehrlich.
Thomas J. Paup
The following table describes the potential payments and benefits upon employment termination for Thomas J. Paup, our Senior Vice President – Finance and Chief Financial Officer, pursuant to applicable law and the terms of his then-current employment agreement with us, as if his employment had terminated on December 30, 2016 (the last business day of the fiscal year) under the various scenarios described in the column headings as explained in the footnotes below.

THOMAS J. PAUP
Payments and Benefits	Death or Disability(1)	Cause(2)	Non-Renewal(3)	Termination at Will(4)
Accrued but unpaid:
Base salary	$–	$–	$–	$–
Contractual severance	250,000	–	250,000	250,000
TOTAL:	$250,000	$–	$250,000	$250,000

(1)
“Disability” is defined in Mr. Paup’s employment agreement as a physical or mental infirmity which impairs Mr. Paup’s ability to substantially perform his duties and which continues for a period of at least 180 consecutive days.

(2)
“Cause” is defined in Mr. Paup’s employment agreement as (i) a breach of trust by Mr. Paup, including, for example, but without limitation, commission of an act of moral turpitude, theft, embezzlement, self-dealing or insider trading; (ii) the unauthorized disclosure by Mr. Paup of confidential information of or relating to us; (iii) a material breach by Mr. Paup of his employment agreement; or (iv) any act of, or omission by, Mr. Paup which, in our reasonable judgment, amounts to a serious failure by Mr. Paup to perform his responsibilities or functions or in the exercise of his authority, which failure, in our reasonable judgment, rises to a level of gross nonfeasance, misfeasance or malfeasance.

(3)
“Non-Renewal” is defined in Mr. Paup’s employment agreement as the agreement coming to the end of the Term and not being extended or immediately succeeded by a new substantially similar employment agreement.

(4)	“Termination at Will” is defined in Mr. Paup’s employment agreement as Mr. Paup terminating his employment with us.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors (the “Audit Committee”) consists of three non-employee directors, Kenneth W. Cappell (Chair), Richard I. Rudy, and Carol J. Battershell, each of whom has been determined to be independent as defined by the Nasdaq rules and SEC regulations. The Audit Committee operates under a written charter adopted by the Board of Directors.
Management is responsible for Arotech’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of Arotech’s consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that Arotech’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61.
Arotech’s independent accountants also provided to the Audit Committee the written disclosure required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.” The Committee discussed with the independent accountants that firm’s independence and considered whether the non-audit services provided by the independent accountants are compatible with maintaining its independence.
Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Arotech’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee
Kenneth W. Cappell, Chairman
Richard I. Rudy
Carol J. Battershell
FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by our independent auditors, BDO USA, LLP, is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.
➢
Audit Fees. Audit fees billed or expected to be billed to us by BDO for the audit of the financial statements included in our Annual Report on Form 10-K, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q, for the years ended December 31, 2016 and 2015 totaled approximately $535,000 and $525,000, respectively.

➢
Audit-Related Fees. BDO billed or expected to bill us zero and $120,000 for the fiscal years ended December 31, 2016 and 2015, respectively, for other assurance and related services that are not directly related to the performance of the annual audit or review of our financial statements.

➢
Tax Fees. BDO billed or expected to bill us $90,000 (including consultation related to mergers and acquisitions) and $235,000 for the fiscal years ended December 31, 2016 and 2015, respectively, for tax services.

➢	All Other Fees. BDO billed or expected to bill us an aggregate of zero for both fiscal years ended December 31, 2016 and 2015 for permitted non-audit services.
Applicable law and regulations provide an exemption that permits certain services to be provided by our outside auditors even if they are not pre-approved. We have not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

A representative of BDO USA, LLP is expected to be present in person or by telephone at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information regarding the security ownership, as of March 16, 2017, of those persons owning of record or known by us to own beneficially more than 5% of our common stock and of each of our Named Executive Officers and directors, and the shares of common stock held by all of our current directors and executive officers as a group.
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)(3)		Percentage of Total Shares Outstanding(3)
Admiralty Partners, Inc.(4)	1,709,879	(5)(6)	6.5%
Jon B. Kutler	1,734,786	(5)(6)	6.6%
Dean M. Krutty	102,447	(7)	*
Thomas J. Paup	330,726	(8)	1.3%
Michael E. Marrus	109,039	(9)	*
Richard I. Rudy	33,403	(10)	*
Kenneth W. Cappell	61,363	(11)	*
Carol J. Battershell	24,907	(12)	*
Lawrence F. Hagenbuch	28,463	(13)	*
James J. Quinn	6,649	(14)	*
Robert S. Ehrlich	12,000	(15)(6)	–
All of our current directors and executive officers as a group (9 persons)	2,431,783	(16)	9.2%

*	Less than one percent.
(1)	Unless otherwise indicated in these footnotes, the address of each named beneficial owner is in care of Arotech Corporation, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108.
(2)
Unless otherwise indicated in these footnotes, each of the persons or entities named in the table has sole voting and sole investment power with respect to all shares shown as beneficially owned by that person, subject to applicable community property laws.

(3)
Based on 26,409,932 shares of common stock outstanding as of March 16, 2017. For purposes of determining beneficial ownership of our common stock, owners of options exercisable or restricted stock that vests within 60 days of March 16, 2017 are considered to be the beneficial owners of the shares of common stock for which such securities are exercisable. The percentage ownership of the outstanding common stock reported herein is based on the assumption (expressly required by the applicable rules of the Securities and Exchange Commission) that only the person whose ownership is being reported has exercised his options for shares of common stock.

(4)
The principal place of business for API is 68-1052 Honoka’ope Way, Kamuela, Hawaii 96743. All information in this footnote and in the text to which this footnote relates is based on a Schedule 13D filed by API and certain of its related entities and persons, including our Chairman Jon B. Kutler, with the Securities and Exchange Commission on February 3, 2016, as amended on February 26, 2016, and Forms 3, 4, and 5 filed by Mr. Kutler.

(5)
Jon B. Kutler and his wife are directors of API, which owns 1,550,000 shares of our common stock. They are also settlors and trustees of two trusts that between them own an additional 159,879 shares. Accordingly, Mr. and Ms. Kutler have shared voting and dispositive power with respect to 1,709,879 shares. Mr. and Mrs. Kutler disclaim beneficial ownership of these shares except to the extent of their respective voting and/or dispositive power. Mr. Kutler also holds 3,502 shares directly, 4,801 shares of unvested restricted stock that vest within 60 days of March 16, 2017, and 16,604 unvested restricted shares. All information in this footnote and in the text to which this footnote relates other than information relating directly to Mr. Kutler is based on a Schedule 13D filed by API and certain of its related entities and persons, including our director Jon B. Kutler, with the Securities and Exchange Commission on February 3, 2016, as amended on February 26, 2016, and Forms 3 and 4 filed by Mr. Kutler.

(6)
API and Mr. Ehrlich and the Estate of Steven Esses (as successor to Mr. Esses) are parties to a Voting Agreement pursuant to which each of Mr. Ehrlich and the Estate of Steven Esses agrees to vote the shares of our common stock held by him in favor of the election of a director nominee designated by API. This obligation shall remain in effect for so long as API and its affiliates continue to beneficially own at least 750,000 shares of our common stock.

(7)	Consists of 102,447 shares held directly by Mr. Krutty. Does not include 75,000 restricted stock units, the vesting of 50,000 of which is subject to performance criteria.
(8)	Consists of 330,726 shares held directly by Mr. Paup. Does not include 60,000 restricted stock units, the vesting of 40,000 of which is subject to performance criteria.
(9)	Consists of 84,891 shares owned directly by Mr. Marrus, 9,610 shares of unvested restricted stock that vest within 60 days of March 16, 2017, and 14,538 unvested restricted shares.
(10)	Consists of 8,663 shares owned directly by Mr. Rudy, 8,806 shares of unvested restricted stock that vest within 60 days of March 16, 2017, and 15,934 unvested restricted shares.
(11)	Consists of 40,987 shares owned directly by Mr. Cappell, 4,801 shares of unvested restricted stock that vest within 60 days of March 16, 2017, and 15,575 unvested restricted shares.
(12)	Consists of 3,502 shares owned directly by Ms. Battershell, 4,801 shares of unvested restricted stock that vest within 60 days of March 16, 2017, and 16,604 unvested restricted shares.
(13)	Consists of 4,100 shares owned directly by Mr. Hagenbuch, 8,121 shares of unvested restricted stock that vest within 60 days of March 16, 2017, and 16,242 unvested restricted shares.
(14)	Consists of 6,649 unvested restricted shares.
(15)	Consists of 12,000 shares held directly by Mr. Ehrlich.
(16)
Includes 40,940 shares of unvested restricted stock that vest within 60 days of March 16, 2017 and 102,146 shares of unvested restricted stock. Does not include 135,000 unvested restricted stock units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under the securities laws of the United States, our directors, certain of our officers and any persons holding more than ten percent of our common stock are required to report their ownership of our common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and we are required to report any failure to file by these dates during 2016. We are not aware of any instances during 2016, not previously disclosed by us, where such “reporting persons” failed to file the required reports on or before the specified dates.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Officer Loans
On February 9, 2000, Mr. Ehrlich exercised stock options to purchase 9,404 shares of our common stock. At the time of exercise, Mr. Ehrlich was our Chief Financial Officer and Chairman of the Board of Directors. Mr. Ehrlich paid the exercise price of the stock options and certain taxes that we paid on his behalf by giving us a non-recourse promissory note due in 2025 in the amount of $329,163, bearing annual interest at 1% over the then-current federal funds rate announced from time to time by the Wall Street Journal, secured by the shares of our common stock acquired through the exercise of the options and certain compensation due to Mr. Ehrlich upon termination. As of December 31, 2016, the aggregate amount outstanding pursuant to this promissory note was $452,995. No payments of principal or interest were due or paid during the year ended December 31, 2016.
Voting Agreements
On February 2, 2016, we entered into a Stock Purchase Agreement with API, which was subsequently amended (as amended, the “API Agreement”). In connection with the API Agreement, API and Messrs. Robert S. Ehrlich (our former Executive Chairman) and the late Steven Esses (our former CEO) are parties to a Voting Agreement pursuant to which each of Messrs. Ehrlich and Esses agrees to vote the shares of our common stock held by him in favor of the election of a director nominee designated by API for so long as API holds at least 5% of our stock, and until July 31, 2017 API would with respect to the matters set forth in the API Agreement vote the shares of common stock beneficially owned by it at any meeting of our stockholders in accordance with the instructions of the our management. This obligation shall remain in effect for so long as API and its affiliates continue to beneficially own at least 750,000 shares of our common stock. On February 24, 2016, in connection with the API Agreement, Jon B. Kutler was appointed to our Board as a Class I director.
On March 25, 2016, we settled a threatened proxy contest with our then-largest stockholder, Ephraim Fields, by entering into a settlement agreement (the “Fields Agreement”) in which we agreed to appoint a director selected by Mr. Fields to our Board as a Class II director, to serve until our 2017 Annual Meeting of Stockholders. Mr. Hagenbuch was appointed to the Board on that same date and as required by the Fields Agreement was named to the Compensation, Nominating, and Executive and Finance Committees. Pursuant to the terms of our settlement agreement with Mr. Fields, Mr. Fields agreed, among other things, to vote his shares in favor of our management’s nominees at the 2016 Annual Meeting of Stockholders.
Director Consulting Agreement
In connection with the API Agreement described under “Voting Agreements,” above, we and Mr. Jon Kutler, who is now our Chairman of the Board, entered into a consulting agreement pursuant to which Mr. Kutler agreed to provide consulting services to us for a period of three years, unless terminated earlier. Under the terms of this agreement, Mr. Kutler will receive an annual fee for the three-year term of the consulting agreement equal to the difference between $125,000 and the amount of cash and the value of any stock received by Mr. Kutler for serving on our Board.

Consulting Agreement with Sampen Corporation
Until June 30, 2016, we had an amended and restated consulting agreement with Sampen Corporation that we executed in November 2014. Sampen is a New York corporation owned by members of the immediate family of Steven Esses, our former President and Chief Executive Officer, and Mr. Esses was an employee of both the Company and of Sampen.
In February 2016, we and Sampen agreed to terminate Sampen’s consulting agreement effective June 30, 2016. The terms of the consulting agreement described below relate only to the period prior to June 30, 2016, at which point we ceased to have any further financial or other obligations toward Sampen.
Pursuant to the terms of our agreement with Sampen, Sampen provided one of its employees to us for such employee to serve as our President and Chief Executive Officer. We paid Sampen $8,960 per month, plus an annual bonus, on a sliding scale, in an amount equal to a minimum of 25% of Sampen’s annual base compensation then in effect if the results we actually attain for the year in question are 100% or more of the amount we budgeted at the beginning of the year, up to a maximum of 75% of its annual base compensation then in effect if the results we actually attain for the year in question are 110% or more of the amount we budgeted at the beginning of the year. We also paid Sampen, to cover the cost of our use of Sampen’s offices as an ancillary New York office and the attendant expenses and insurance costs, an amount equal to 16% of each monthly payment of base compensation.

STOCKHOLDER COMMUNICATIONS AND PROPOSALS
Stockholder Communications with the Board of Directors
The Board has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board at directors@arotech.com. Non-management directors may be contacted as a group at nonmanagement-directors@arotech.com. The Chairman of the Board of Directors may be contacted at chairman@arotech.com. Any Board committee or any chair of any such committee may be contacted as follows: audit-chair@arotech.com, compensation-chair@arotech.com, or nominating-chair@arotech.com. If you cannot send an electronic mail message, you may contact Board members by regular mail at: Arotech Board Members, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108.
The Arotech Corporation Investor Relations Department is responsible for forwarding all such communications to the Board of Directors, and where appropriate, to management. Communications are screened to exclude certain items that are unrelated to the duties and responsibilities of the Board, such as spam, junk mail and mass mailings, product complaints, product inquiries, new product suggestions, job inquiries, surveys, business solicitations or advertisements, and material that is unduly hostile, threatening, illegal or similarly unsuitable. Communications that are filtered out are made available to any director upon request. The Board may involve management in preparing its responses to stockholder communications.
Stockholder Proposals
Pursuant to the rules of the Securities and Exchange Commission, stockholder proposals made in accordance with Rule 14a-8 under the Exchange Act intended to be included in our proxy material for the next annual meeting must be received by us on or before November 27, 2017. Any proposals must be received at our principal executive offices, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, Attention: Corporate Secretary by the applicable date.
Stockholder proposals submitted outside the processes of Rule 14a-8 must be received by our Corporate Secretary in a timely fashion. To be timely, such notice and information regarding the proposal and the stockholder must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, not less than 45 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the seventh day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

ANNUAL REPORT
Copies of our Annual Report on Form 10-K (including audited financial statements), as amended, filed with the Securities and Exchange Commission may be obtained without charge by writing to Stockholder Relations, Arotech Corporation, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108. A request for a copy of our Annual Report on Form 10-K must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of our common stock on March 16, 2017. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees to cover the costs of copying and mailing such materials.
Our audited financial statements for the fiscal year ended December 31, 2016 and certain other related financial and business information are contained in our 2016 Annual Report to Stockholders, which is being made available to our stockholders along with this proxy statement, but which is not deemed a part of the proxy soliciting material.
OTHER MATTERS
We are not aware of any other matter that may come before the annual meeting of stockholders and we do not currently intend to present any such other matter. However, if any such other matters properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

By Order of the Board of Directors,

Yaakov Har-Oz
Senior Vice President, General Counsel and Secretary
Ann Arbor, Michigan
 March 27, 2017

Annex A
AROTECH CORPORATION
2017 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN
1. Purposes of the Plan. The purposes of this Arotech Corporation 2017 Non-Employee Director Equity Compensation Plan are to attract qualified individuals for positions of responsibility as outside directors of the Company, and to provide incentives for qualified individuals to remain on the Board as outside directors.
2. Definitions. As used herein, the following definitions shall apply:
“Annual Meeting” means the annual meeting of stockholders of the Company.
“Applicable Laws” means the requirements relating to the administration of equity plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Restricted Shares are, or will be, granted under the Plan.
“Board” means the Board of Directors of the Company.
“Cause” means (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company public disgrace or disrepute, or materially and adversely affects the Company’s operations or financial performance or the relationship the Company has with its customers, (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty; (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (iv) a material breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights, or (v) after a written warning and a ten (10) day opportunity to cure non-performance, failure to perform his or her duties as a Director as prescribed by the laws of the State of Delaware.
“Change in Control” means the occurrence of any of the following events with respect to the Company:
(A) the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger own more than fifty percent (50%) of the outstanding common stock of the surviving corporation immediately after the merger; or
(B) the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, other than to a subsidiary or affiliate; or
(C) any action pursuant to which any person (as such term is defined in Section 13(d) of the Exchange Act), corporation or other entity shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of capital stock entitled to vote generally for the election of directors of the Company (“Voting Securities”) representing more than fifty (50%) percent of the combined voting power of the Company’s then outstanding Voting Securities (calculated as provided in Rule 13d-3(d) in the case of rights to acquire any such securities); or

(D) the individuals (x) who, as of the Effective Date, constitute the Board (the “Original Directors”) and (y) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of a majority of the Original Directors then still in office (such Directors being called “Additional Original Directors”) and (z) who thereafter are elected to the Board and whose election or nomination for election to the Board was approved by a vote of a majority of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board; or
(E) the dissolution or liquidation of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means a committee designated by the Board and consisting solely of members of the Board who are not Outside Directors.
“Common Stock” means the common stock, par value $.01 per share, of the Company.
“Company” means Arotech Corporation, a Delaware corporation.
“Director” means a member of the Board.
“Disability” means permanent and total disability within the meaning of Section 22(e)(3) of the Code.
“Effective Date” means the date on which this Plan is approved by stockholders of the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market or The Nasdaq Capital Market of The Nasdaq Stock Market, the fair market value of a share of Common Stock shall be the closing sales price of a share of Common Stock as quoted on such exchange or system for such date (or the most recent trading day preceding such date if there were no trades on such date), as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(ii) if the Common Stock is regularly quoted by a recognized securities dealer but is not listed in the manner contemplated by clause (i) above, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(iii) if neither clause (i) above nor clause (ii) above applies, the fair market value of a share of a share of Common Stock shall be determined in good faith by the Committee based on the reasonable application of a reasonable valuation method.
“Outside Director” means any Director who, on the date such person is to receive a grant of Restricted Shares hereunder is not an employee of the Company or any of the Company’s subsidiaries.

“Participant” shall mean any Outside Director who holds a Restricted Stock Award granted or issued pursuant to the Plan.
“Plan” means this Arotech Corporation 2017 Non-Employee Director Equity Compensation Plan.
“Restricted Stock Award” means a grant of Restricted Shares pursuant to Section 7 of the Plan.
“Restricted Stock Agreement” means an agreement, approved by the Committee, evidencing the terms and conditions of a Restricted Stock Award.
“Restricted Shares” means Shares subject to a Restricted Stock Award.
“Share” means a share of Common Stock, as adjusted in accordance with Section 9 of the Plan.
3. Stock Subject to the Plan. Subject to the provisions of Section 9 of the Plan, the maximum aggregate number of Shares that may be issued as Restricted Shares under the Plan is seven hundred fifty thousand (750,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. Restricted Shares that have been transferred back to the Company shall be available for future grants of Restricted Shares under the Plan.
4. Administration of the Plan.
(a) Administration. The Plan shall be administered by the Committee. The Committee shall have the authority, in its discretion:
(i) to determine the Fair Market Value of Common Stock;
(ii) to approve forms of agreement for use under the Plan;
(iii) to determine the number of Shares that may be issued as Restricted Shares and the terms and conditions of such Restricted Shares;
(iv) to construe and interpret the terms of the Plan;
(v) to prescribe, amend and rescind rules and regulations relating to the Plan;
(vi) to allow Participants to satisfy withholding tax obligations by having the Company withhold from the shares of Common Stock to be issued upon vesting of Restricted Shares that number of Shares having a Fair Market Value equal to the amount required to be withheld, provided that withholding is calculated at the minimum statutory withholding level. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All determinations to have Shares withheld for this purpose shall be made by the Committee in its discretion;
(vii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of a Restricted Stock Award granted by the Committee; and
(viii) to make all other determinations deemed necessary or advisable for administering the Plan.

(b) Effect of Committee’s Decision. The Committee’s decisions, determinations and interpretations shall be final and binding on all Participants and anyone else who may claim an interest in Restricted Shares.
5. Eligibility. The only persons who shall be eligible to receive Restricted Stock Awards under the Plan shall be persons who, on the date such Awards are granted, are Outside Directors.
6. Term of the Plan. No Restricted Stock Award may be granted under the Plan more than ten (10) years after the Effective Date.
7. Grants of Restricted Stock Awards.
(a) Initial Grant. Each individual who first becomes an Outside Director on or after the date of the approval of this Plan by the stockholders of the Company shall, upon first qualifying as an Outside Director, automatically be granted a number of Restricted Shares, on the terms and conditions set forth in Section 8 below, having a Fair Market Value on the date of grant (determined without regard to the restrictions applicable thereto) equal to twenty-five thousand dollars ($25,000); provided, however, that grants of Restricted Shares under this Plan shall not be made until a Form S-8 registration statement in respect of the Shares is filed with, and declared effective by, the Securities and Exchange Commission.
(b) Annual Grant. On the first business day following March 31 of each year, beginning with the first business day following March 31, 2018, each Outside Director shall automatically be granted a number of Restricted Shares, on the terms and conditions set forth in Section 8 below, having a Fair Market Value on the date of grant (determined without regard to the restrictions applicable thereto) equal to thirty-five thousand dollars ($35,000); provided, however, that grants of Restricted Shares under this Plan shall not be made until a Form S-8 registration statement in respect of the Shares is filed with, and declared effective by, the Securities and Exchange Commission.
8. Terms of Restricted Stock Awards. Except as provided herein, Restricted Shares shall be subject to restrictions (“Restrictions”) prohibiting such Restricted Shares from being sold, transferred, assigned, pledged or otherwise encumbered or disposed of. The Restrictions with respect to each award of Restricted Shares shall lapse as to one-third of such Restricted Shares on each one-year anniversary date of the grant of such award; provided, however, that the Restrictions with respect to such Restricted Shares shall lapse immediately in the event that (i) the Participant is removed from service as a Director (other than for Cause) before his or her term has expired (and does not continue as, or become, an employee of the Company or a subsidiary of the Company), (ii) the Participant is nominated for a new term as an Outside Director but is not elected by stockholders of the Company, or (iii) the Participant ceases to be a member of the Board due to death, disability or mandatory retirement (if any). Notwithstanding the foregoing, the Restrictions with respect to all of a Participant’s Restricted Shares shall lapse immediately prior to a Change in Control provided that the Participant is a member of the Board immediately prior to such Change in Control.
The Company shall issue, in the name of each Participant to whom Restricted Shares have been granted, stock certificates representing the total number of Restricted Shares granted to such Participant as soon as reasonably practicable after the grant. However, the Company shall hold such certificates, properly endorsed for transfer, for the Participant’s benefit until such time as the Restriction Period applicable to such Restricted Shares lapses. Upon the expiration or termination of the Restricted Period, the restrictions applicable to the Restricted Shares shall lapse and a stock certificate for the number of Restricted Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the Participant or his or her beneficiary or estate, as the case may be. In the event that a Participant ceases to be a member of the Board before the applicable Restriction Period has expired or under circumstances in which the Restriction Period does not otherwise lapse, the Restricted Shares granted to such Participant shall thereupon be forfeited and transferred back to the Company.

During the Restriction Period, a Participant shall have the right to vote his or her Restricted Shares and shall have the right to receive any cash dividends with respect to such Restricted Shares. All distributions, if any, received by a Participant with respect to Restricted Shares as a result of any stock split, stock distribution, combination of shares, or other similar transaction shall be subject to the same restrictions as are applicable to the Restricted Shares to which such distributions relate.
9. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Restricted Stock Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Restricted Stock Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of a Restricted Stock Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to a Restricted Stock Award.
10. Grant Agreement. Each grant of a Restricted Stock Award under the Plan will be evidenced by a document in such form as the Committee may from time to time approve. Such document will contain such provisions as the Committee may in its discretion deem advisable, provided that such provisions are not inconsistent with any of the provisions of the Plan.
11. Amendment and Termination of the Plan.
(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Restricted Shares granted under the Plan prior to the date of such termination.
12. Conditions Upon Issuance of Shares.
(a) Legal Compliance. Shares shall not be issued pursuant to a Restricted Stock Award unless the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(b) Investment Representations. As a condition to the issuance of Restricted Shares, the Company may require the Participant to represent and warrant at the time of any such issuance that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required. Not in limitation of any of the foregoing, in any such case referred to in the preceding sentence the Committee may also require the Participant to execute and deliver documents containing such representations (including the investment representations described in this Section 12(b) of the Plan), warranties and agreements as the Committee or counsel to the Company shall deem necessary or advisable to comply with any exemption from registration under the Securities Act of 1933, as amended, any applicable State securities laws, and any other applicable law, regulation or rule.

(c) Additional Conditions. The Committee shall have the authority to condition the grant of any Restricted Shares in such other manner that the Committee determines to be appropriate, provided that such condition is not inconsistent with the terms of the Plan.
13. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
14. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
15. Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.
16. Withholding; Notice of Sale. Each Participant shall, no later than the date as of which the value of a Restricted Stock Award or of any Shares or other amounts received thereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Company’s obligation to deliver stock certificates to any Participant is subject to and conditioned on any such tax obligations being satisfied by the Participant. Subject to approval by the Committee, a Participant may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from Shares to be issued pursuant to any Restricted Stock Award a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company Shares owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due.
17. Governing Law. This Plan shall be governed by the laws of the State of Delaware.

Adopted by action of the Board of Directors
on the 15th day of March, 2017.